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Filed pursuant to Rule 424(b)(5)
Registration Nos. 333-68938 and 333-68938-01

Prospectus Supplement to Prospectus dated September 24, 2001.

9,000,000 Shares

SIMON PROPERTY GROUP, INC.
SPG REALTY CONSULTANTS, INC.

Common Stock

        Each share of common stock of Simon Property Group, Inc. is paired with a beneficial interest in 1/100th of a share of common stock of SPG Realty Consultants, Inc. Our common stock is traded on the New York Stock Exchange (NYSE) under the symbol "SPG". On June 25, 2002, the closing sale price of our common stock as reported by the NYSE was $36.00 per share.

        See "Risk Factors" beginning on page 3 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial price to public	$35.94	$323,460,000
Underwriting discount(1)	$0.14	$1,260,000
Proceeds, before expenses, to the Companies	$35.80	$322,200,000

(1)
In addition, Goldman, Sachs & Co. and Salomon Smith Barney Inc. may receive from purchasers of the common stock normal brokerage commissions in amounts agreed upon with such purchasers.

        The underwriters expect to deliver the shares against payment in New York, New York on July 1, 2002.

Joint Book-Running Managers
Goldman, Sachs & Co.	Salomon Smith Barney

Prospectus Supplement dated June 26, 2002.

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions and expectations discussed in these forward-looking statements. Our actual results may differ materially. We have included important factors in the cautionary statements contained or incorporated by reference in this prospectus supplement or the accompanying prospectus that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate as of their dates. Our business, financial condition, results of operations and prospects may have changed since then.

        The following may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

        In this prospectus supplement, "we," "us," "our," and "the Companies" refer to Simon Property Group, Inc., SPG Realty Consultants, Inc. and their subsidiaries. "SPG" refers specifically to Simon Property Group, Inc., "SRC" refers specifically to SPG Realty Consultants, Inc., and "the Operating Partnership" refers specifically to SPG's majority-owned subsidiary, Simon Property Group, L.P.

WHO WE ARE

        We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls and community shopping centers. SPG has elected to be taxed as a real estate investment trust or REIT for federal income tax purposes. SRC is SPG's "paired share" affiliate.

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our merger with DeBartolo Realty Corporation in 1996 and our combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

        As of June 25, 2002, SPG and the Operating Partnership owned or held interests in 251 income-producing properties containing an aggregate of 187 million square feet of gross leasable area in 36 states, as well as eight assets in Europe and Canada.

        The predecessor of SPG was formed as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation in 1998. SRC was formed as a Delaware corporation in 1975. Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204; our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our Web site is not incorporated by reference into this prospectus supplement.

        If you would like to find more information about us, please see the sections entitled "Incorporation of Information We File with the SEC" and "Where You Can Find More Information" in the accompanying prospectus.

RECENT DEVELOPMENTS

        Standard & Poor's, a division of The McGraw Hill Companies, Inc., or S&P, has announced that, effective as of the close of trading on June 25, 2002, our common stock will be included in the Standard & Poor's Corporation 500 Composite Stock Price Index, or the S&P 500 Index, which is composed of 500 common stocks that S&P selects. The common stock offered by this prospectus supplement will be offered primarily to index funds whose portfolios are primarily based on stocks included in the S&P 500 Index.

        On May 31, 2002, the Operating Partnership sold all of its interests in the five value-oriented super-regional malls which we accounted for as joint ventures with the Mills Corporation, who managed the properties. These assets were no longer part of our ongoing real estate ownership strategy. We sold these joint-venture interests to Mills Corporation for $448 million, including approximately $175 million of cash and the assumption of approximately $273 million of joint-venture debt, resulting in a gain of approximately $138 million subject to final pro-rations.

        The members of MerchantWired LLC, including an affiliate of the Operating Partnership, agreed to sell all their collective membership interests in MerchantWired LLC under the terms of a definitive agreement with Transaction Network Services, Inc ("TNSI"). The transaction was expected to close in the second quarter of 2002, but in June 2002, TNSI unexpectedly informed the members of MerchantWired LLC that it would not complete the transaction. As a result, MerchantWired LLC is shutting down its operations and transitioning its customers to alternate service providers. We do not anticipate making further cash contributions to MerchantWired LLC and we will take a pre-tax charge in June 2002 of approximately $30 million related to our investment in and advances to MerchantWired LLC.

USE OF PROCEEDS

        We expect to receive net proceeds from the sale of the common stock, after deducting expenses payable by the Companies estimated at $150,000, of approximately $322.0 million. We intend to contribute or otherwise transfer the net proceeds of the sale of the common stock in exchange for an equal number of units of limited partnership interest issued by the Operating Partnership, increasing SPG's ownership of the Operating Partnership. The Operating Partnership will use the proceeds to reduce the $475 million outstanding balance of the $600 million acquisition facility which matures on April 29, 2003 and bears interest at a variable grid rate of LIBOR plus 65 basis points. At June 25, 2002, the effective rate of interest was 2.49% per year. An affiliate of one of the underwriters is a lender under this facility. See "Underwriting."

IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

        For a discussion of important federal income tax considerations applicable to distributions to stockholders and SPG's election to be taxed as a REIT, you should review the section captioned "Important Federal Income Tax Considerations" in the accompanying prospectus.

        In the opinion of Baker & Daniels, counsel to SPG, SPG has been organized and has operated in a manner so as to qualify for taxation as a REIT under the Internal Revenue Code and its proposed methods of operation will enable it to continue to so qualify. Counsel's opinion is based on various assumptions and conditioned upon factual representations we have made concerning our business and properties and the business and properties of the Operating Partnership. Unlike a tax ruling, an opinion of counsel is not binding on the Internal Revenue Service. SPG's continued qualification as a REIT will depend upon SPG's ability to meet, through actual annual operating results, distribution levels, diversity of stock ownership, and the various other qualification tests imposed under the Internal Revenue Code that are discussed in the accompanying prospectus. Accordingly, we cannot assure you that the actual results of SPG's operations for any taxable year will satisfy such requirements. For more information on the consequences of failing to qualify as a REIT, see "Important Federal Income Tax Considerations—Taxation of SPG—Failure to Qualify" in the accompanying prospectus.

UNDERWRITING

        The Companies and the underwriters for the offering (the "Underwriters") named below have entered into an underwriting agreement with respect to the shares being offered. Goldman, Sachs & Co. and Salomon Smith Barney Inc. are joint book-running managers of this offering. Subject to certain conditions, each Underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Goldman, Sachs & Co.	6,300,000
Salomon Smith Barney Inc.	2,700,000

Total	9,000,000

        The Underwriters are committed to take and pay for all of the shares being offered, if any are taken. It is a condition to the closing of this offering that the Companies' common stock be added to the S&P 500 Index.

        The following table shows the per share and total underwriting discounts and commissions to be paid to the Underwriters by the Companies.

Paid by the Companies
Per Share	$0.14
Total	$1,260,000.00

        Shares sold by the Underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Goldman, Sachs & Co. and Salomon Smith Barney Inc. may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers. If all the shares are not sold at the initial price to public the Underwriters may change the offering price and the other selling terms.

        The Companies have agreed with the Underwriters not to dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of the closing of this offering, except with the prior written consent of the Underwriters. This agreement does not apply to issuances upon exercise of outstanding options or grants of restricted stock under any existing employee benefit plans, the exchange of units of the Operating Partnership or the conversion of outstanding capital stock.

        In connection with the offering, the Underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Underwriters of a greater number of shares than they are required to purchase in the offering. The Underwriters must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the Underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Underwriters in the open market prior to the completion of the offering.

        The Underwriters may also impose a penalty bid. This occurs when a particular Underwriter repays to the Underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such Underwriter in stabilizing or short covering transactions.

        Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

        The Companies estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $150,000.

        The Companies have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

        The Underwriters and their affiliates have in the past provided and may in the future from time to time provide, commercial or investment banking services, for which they have in the past received, and may in the future receive, customary fees. Additionally, an affiliate of Salomon Smith Barney Inc., one of the Underwriters, is a lender under the acquisition facility described under "Use of Proceeds." Net proceeds from this offering will be used to reduce the outstanding balance of this facility. See "Use of Proceeds."

LEGAL MATTERS

        The validity of the issuance of the shares of common stock and specified legal matters in connection with this offering will be passed upon for us by Baker & Daniels, Indianapolis, Indiana. Clifford Chance Rogers & Wells LLP, New York, New York, will act as counsel for the Underwriters.

PROSPECTUS

$500,000,000

SIMON PROPERTY GROUP, INC.
SPG REALTY CONSULTANTS, INC.

COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES AND WARRANTS

        By this prospectus, we may offer from time to time up to $500,000,000 of our

•	common stock	•	depositary shares; and
•	preferred stock	•	warrants.

        Any shares of common stock of Simon Property Group, Inc. or preferred stock (including shares issued upon conversion or exercise of preferred stock, depositary shares or warrants) convertible into common shares of Simon Property Group, Inc. covered by this prospectus will be paired with a beneficial interest in 1/100th of common stock of SPG Realty Consultants, Inc.

        When we offer securities, we will provide you with a prospectus supplement describing the terms of the specific issue of securities including the offering price of the securities. This prospectus may be used to offer and sell securities only if accompanied by a prospectus supplement.

        You should read carefully both this prospectus and any prospectus supplement before you invest.

        Investing in our securities involves risk. See "Risk Factors" beginning on page 3.

        THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204 and our telephone number is (317) 636-1600.

The date of this prospectus is September 24, 2001.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, we may sell securities in one or more offerings up to a total amount of $500,000,000. This prospectus provides you with a general description of the securities. Each time we offer to sell any of the securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC."

WHO WE ARE

        We own, operate, manage, lease, acquire, expand and develop real estate properties, primarily regional malls and community shopping centers. Simon Property Group, Inc. or "SPG" has elected to be taxed as a real estate investment trust or REIT for federal income tax purposes. SPG Realty Consultants, Inc. or "SRC" is SPG's "paired share" affiliate.

        The core of our business originated with the shopping center businesses of Melvin Simon, Herbert Simon, David Simon and other members and associates of the Simon family. We have grown significantly by acquiring properties and merging with other real estate companies, including our merger with DeBartolo Realty Corporation in 1996 and our combination with Corporate Property Investors, Inc. and its paired share affiliate in 1998.

        As of June 30, 2001, SPG and SPG's majority-owned subsidiary, Simon Property Group, L.P. or the "Operating Partnership", owned or held interests in 250 income-producing properties, consisting of 164 regional malls, 72 community shopping centers, five specialty retail centers, four office and mixed-use properties, and five value-oriented super regional malls located in a total of 36 states. These properties have over 185 million square feet of gross leaseable area of which the Operating Partnership owns approximately 110 million square feet. The Operating Partnership also owns six retail properties in Europe and Canada, one property under construction in the United States and 11 parcels of land held for future development.

        The predecessor of SPG was formed as a Massachusetts business trust in 1971 and reorganized as a Delaware corporation in 1998. SRC was formed as a Delaware corporation in 1975. Our principal executive offices are located at National City Center, Suite 15 East, 115 West Washington Street, Indianapolis, Indiana 46204; our telephone number is (317) 636-1600. Our World Wide Web site address is www.shopsimon.com. The information in our web site is not incorporated by reference into this prospectus.

        If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

        In this prospectus, "we," "us," "our" and "the Companies" refer to Simon Property Group, Inc. and SPG Realty Consultants, Inc. and their subsidiaries. "SPG" refers specifically to Simon Property Group, Inc., "SRC" refers specifically to SPG Realty Consultants, Inc., and the "Operating Partnership" refers specifically to SPG's majority-owned subsidiary, Simon Property Group, L.P.

USE OF PROCEEDS

        We intend to use the net proceeds from the sale of the securities for general corporate purposes, unless otherwise specified in the prospectus supplement or term sheet relating to a specific issue of securities. Our general corporate purposes may include increasing our ownership of the Operating Partnership or financing acquisitions. Until we use the net proceeds from the sale of any of our securities for general corporate purposes, we will use the net proceeds for temporary investments. We expect that we will, on a recurrent basis, engage in equity financings as the need arises to finance our growth, through acquisitions or otherwise, or to meet capital commitments for development and expansion of our properties.

RISK FACTORS

        You should consider carefully the following risks, along with the other information contained or incorporated by reference in this prospectus before you decide to purchase any of our securities. The risks and uncertainties described below are not the only ones affecting us. Additional risks and uncertainties may also adversely affect our business and operations. If any of the following events actually occurs, our business, financial condition and results of operations would likely suffer, possibly materially.

We Have a Substantial Debt Burden That Could Affect Our Future Operations

        We are subject to the risks normally associated with debt financing, including the risk that our cash flow from operations will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of such indebtedness and the risk that necessary capital expenditures for such purposes as renovations and other improvements will not be able to be financed on favorable terms or at all. Certain significant expenditures associated with a property (such as mortgage payments) generally will not be reduced when circumstances cause a reduction in income from such property. Should such events occur, our operations and ability to make expected distributions to stockholders may be adversely affected. If a property is mortgaged to secure payment of indebtedness and we are unable to make payments on such indebtedness, the property could be transferred to the mortgagee with a possible consequent loss of income and asset value to us.

        Certain of our loans have floating interest rates. In certain cases, we will continue to be a party to existing interest rate protection agreements with financial institutions whereby these institutions agree to indemnify us against the risk of increases in interest rates above certain levels.

Rising Interest Rates and Other Factors Could Adversely Affect Our Stock Price and Borrowing Costs

        Any significant increase in market interest rates from their current levels could lead holders of our securities to seek higher yields through other investments, which could adversely affect the market price of the shares. One of the factors that may influence the price of our stock in public markets is the annual distribution rate we pay as compared with the yields on alternative investments. Numerous other factors, such as governmental regulatory action and tax laws, could have a significant impact on the future market price of our shares. In addition, increases in market interest rates could result in increased borrowing costs for us, which may adversely affect our cash flow and the amounts available for distributions to our stockholders.

        We employ standard risk management strategies to hedge exposures, primarily related to interest rate volatility. Interest rate cap agreements are used as a protection against interest rate increases on variable rate debt. We also enter into hedging transactions based upon U.S. Treasury Bill rates to manage exposure to rising interest rates before anticipated bond offerings. We intend to continue to enter into such arrangements if management determines they are in the best interest of the stockholders.

        Interest rate hedging arrangements may expose us to certain risks. Although we will try to minimize these risks, interest rate movements during the terms of interest rate hedging agreements may result in a gain or loss on our investment in the hedging arrangement. Developing an effective strategy is complex and no strategy can completely insulate us from risks associated with interest rate fluctuations. There can be no assurance that our hedging activities will have the desired beneficial impact on our results of operations or financial condition. Such hedging agreements may involve certain costs, such as transaction fees or non-material breakage costs if they are terminated by us. In order to minimize counterparty credit risk, our policy is to enter into hedging arrangements only with large creditworthy financial institutions.

There Are Factors Outside Our Control That Affect the Revenues and Economic Value of Shopping Centers

        The revenues and value of shopping centers may be adversely affected by a number of factors, including: the national, regional and local economic climate; local real estate conditions; perceptions by retailers or shoppers of the safety, convenience and attractiveness of the shopping center; the proximity and quality of competing centers; trends in the retail industry, including contraction in the number of retailers and the number of locations operated; the quality and philosophy of management; changes in market rental rates; the inability to collect rent due to bankruptcy or insolvency of tenants or otherwise; the need periodically to renovate, repair and relet space and the costs thereof; the ability of an owner to provide adequate maintenance and insurance; and increased operating costs. In addition, shopping center values are affected by such factors as changes in interest rates, the availability of financing, changes in governmental regulations, changes in tax laws or rates and potential environmental or other legal liabilities.

        Our concentration in the retail shopping center real estate market subjects our portfolio of properties to certain risks, including, among others, the following risks: demand for shopping center space in our markets may decrease; we may be unable to relet space upon lease expirations or to pay related renovation and reletting costs; economic and other conditions may affect shopping center property cash flows and values; tenants may be unable to make lease payments or may become bankrupt; and a property may not generate revenue sufficient to meet operating expenses, including future debt service.

We Have Limited Control With Respect to Certain Properties Partially Owned or Managed by Third Parties

        We own interests in a number of properties which are not, directly or indirectly, wholly owned by the Operating Partnership ("Joint Venture Properties"). We do not have sole control of certain major decisions relating to many of the Joint Venture Properties, although we generally have a right of approval with respect to such matters. We do not have day-to-day operational control of other of the Joint Venture Properties. These limitations may result in decisions by third parties with respect to such properties that do not fully reflect our interests at such time, including decisions relating to the requirements with which we must comply in order to maintain SPG's status as a REIT for tax purposes. In addition, the sale or transfer of interests in certain of the partnerships is subject to rights of first refusal and buy-sell or similar arrangements. These rights may be triggered at a time when we will not desire to sell but may be forced to do so because we do not have the cash to purchase the other party's interest. We are contractually restricted from selling certain of these properties without the consent of certain unrelated parties. These limitations on sale may adversely affect our ability to sell these properties at the most advantageous time for us.

Our Properties Face a Wide Range of Competition

        Shopping malls compete with other retail properties for tenants on the basis of the rent charged and location. However, the principal competition for the shopping malls may come from future shopping malls that will be located in the same market areas and from mail order and electronic commerce. There is also considerable competition to acquire equity interests in desirable real estate. The competition is provided by other real estate investment trusts, insurance companies, private pension plans and private developers. Additionally, our credit rating and leverage will affect our competitive position in the public debt and equity markets.

        We face competition from other shopping mall developers for the acquisition of prime development sites and for tenants and are subject to the risks of real estate development, including the lack of financing, construction delays, environmental requirements, budget overruns and lease-up. Numerous other developers, managers and owners of real estate compete with us in seeking management, leasing revenues, land for development and properties for acquisition. In addition, retailers at our properties face increasing competition from discount shopping centers, outlet malls, catalogues, discount shopping clubs and electronic commerce. With respect to many of our properties, there are similar properties within the same market area. The existence of competitive properties could affect our ability to lease space and on the level of rents we can obtain. Renovations and expansions at competing malls could negatively affect our properties. Increased competition could adversely affect our revenues.

Real Estate Investments Are Relatively Illiquid

        Real property investments are relatively illiquid. Our ability to vary our portfolio of properties in response to changes in economic and other conditions is limited. If we want to sell a property, there is no assurance that we will be able to dispose of it in the desired time period or that the sales price of a property will exceed our investment.

We Depend on Our Anchors and Tenants

        Our cash available for distribution would be adversely affected if the space in our properties could not be leased or if tenants or anchors failed to meet their contractual obligations or seek concessions in order to continue operations. If the sales of stores operating in our properties were to decline significantly due to economic conditions, closing of anchors or for other reasons, tenants may be unable to pay their minimum rents or expense recovery charges. In the event of default by a tenant or anchor, we may experience delays and costs in enforcing our rights as landlord.

We May Not Be Able to Renew Leases and Relet Space

        We are subject to the risks that, upon expiration of leases for space in our properties, the premises may not be relet or the terms of reletting (including the cost of concessions to tenants) may be less favorable than current lease terms. If we were unable promptly to relet all or a substantial portion of this space or if the rental rates upon such reletting were significantly lower than expected rates, our cash generated before debt repayments and capital expenditures and ability to make expected distributions to stockholders may be adversely affected.

A Large Number of Securities Available for Future Sale Could Adversely Affect the Market Price of Our Securities

        Sale of substantial numbers of our securities or units of limited partnership interests of the Operating Partnership which are exchangeable for our securities, or the perception that such sales could occur, could adversely affect the prevailing market price for our securities. If such sales reduce our market price, our ability to raise additional capital in the equity markets could be adversely affected. The existence of registration rights contained in various registration rights agreements also may adversely affect the terms upon which we can obtain additional capital in the equity markets in the future.

Charter and Bylaw Provisions Could Prevent a Change of Control

        SPG's Charter places restrictions on the accumulation of shares in excess of 8% of the capital stock (18% in the case of the Simons and 11% in the case of one institutional stockholder) (calculated based on the lower of outstanding shares, voting power or value), subject to certain exceptions permitted with the approval of the SPG Board of Directors to allow (i) underwritten offerings or (ii) the sale of equity securities in circumstances where the SPG Board of Directors determines SPG's ability to qualify as a REIT will not be jeopardized. These restrictions on ownership and transferability may have the effect of delaying, deferring or preventing a transaction or change in control of SPG that might involve a premium price for SPG securities or that otherwise might be in the best interest of SPG's stockholders. Certain other provisions of SPG's Charter and By-laws could have the effect of delaying or preventing a change of control even if some of SPG's stockholders deem such a change to be in SPG's and their best interest. These include provisions preventing holders of SPG common stock from acting by written consent and requiring that up to six directors in the aggregate may be elected by holders of SPG Class B Common Stock and SPG Class C Common Stock.

Federal Income Tax Risks

Failure to Qualify as a REIT Would Have Serious Adverse Consequences on Our Stockholders

        SPG and a subsidiary of the Operating Partnership have elected to be taxed as REITs (the "REIT Members"). We believe that the REIT Members have been organized and operated so as to qualify as a REIT under the Internal Revenue Code. We intend to continue to operate them in a manner to maintain their status as a REIT, but we cannot assure you that we will succeed in this. Qualification as a REIT requires us to satisfy numerous requirements (some on an annual and quarterly basis) established under highly technical and complex Internal Revenue Code provisions for which there are only limited judicial and administrative interpretations, and involves the determination of various factual matters and circumstances that are not entirely within our control. For example, at least 95% of our gross income in any year must be derived from qualifying sources, and we must pay dividends to stockholders aggregating annually at least 90% of REIT taxable income (determined without regard to the dividends paid deduction and by excluding capital gains). These provisions and the applicable treasury regulations are more complicated in our case because we hold our assets in partnership form. Legislation, new regulations, administrative interpretations or court decisions could significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. However, we are not aware of any pending tax legislation that would adversely affect the ability of either of the REIT Members to qualify as a REIT.

        If either of the REIT Members fails to qualify as a REIT in any taxable year, the nonqualifying entity will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless the nonqualifying entity is entitled to relief under certain statutory provisions, it would be disqualified from treatment as a REIT for the four taxable years following the year during which it lost qualification. If SPG loses its REIT status, its net earnings available for investment or distribution to stockholders would be significantly reduced for each of the years involved. In addition, SPG would no longer be required to make distributions to stockholders.

There are Uncertainties That Exist with Regard to Our "Paired REIT" Status

        The common stock and convertible preferred stock of SPG are paired with beneficial interests in SRC common stock. This structure is referred to as a "paired REIT." Legislation enacted in 1984 required that paired entities be treated as one entity for purposes of determining whether either entity meets the REIT requirements unless the paired entities qualified for a "grandfathering" rule as SPG and SRC did. Later legislation enacted in 1998 terminated this "grandfathering" rule with respect to "non-grandfathered assets" acquired (or substantially improved) by either paired entity after March 26, 1998. As a result, SPG and SRC are treated as one entity with respect to

"non-grandfathered assets" for purposes of determining whether either entity qualifies as a REIT. Consequently, the benefits of the "grandfathering" rule have been eliminated for any "non-grandfathered assets" acquired by SPG or SRC. More recent legislation which permits REITs to own taxable REIT subsidiaries has further reduced the advantages of our paired REIT status. We are considering whether maintaining our paired REIT status structure is in the best interests of our shareholders.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

        The following table sets forth our historical ratios of earnings to fixed charges and preferred stock dividends for the periods indicated:

Six Months Ended June 30,		Year Ended December 31,
2001	2000	2000	1999	1998	1997	1996
1.29x	1.31x	1.37x	1.35x	1.44x	1.54x	1.55x

        For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.

THE SECURITIES

        We intend to sell the securities covered by this prospectus from time to time. These securities may include the following types of equity securities, in each case, as specified by the Companies at the time of offering:

  •
  common stock;

  •
  preferred stock;

  •
  depositary shares representing preferred stock; and

  •
  warrants to purchase shares of common or preferred stock.

        We may offer the securities independently or together with other securities and the securities may be attached to, or separate from other securities. However, any shares of common stock of SPG or preferred stock of SPG which is convertible into common stock of SPG (including shares issued upon conversion or exercise of preferred stock, depositary shares or warrants) covered by this prospectus will be paired with a beneficial interest in 1/100th of a share of common stock of SRC. We will offer the securities to the public on terms determined by market conditions at the time of sale and set forth in a prospectus supplement or term sheet relating to the specific issue of securities.

        We will offer the securities described in this prospectus either separately or together with one or more series of up to $500,000,000 in aggregate public offering price or its equivalent in foreign currencies or units of two or more currencies, based on the applicable exchange rate at the time of offering, subject to reduction on account of the sale of other securities under the registration statement of which this prospectus is a part.

        We have summarized certain terms and provisions of our capital stock in this section, including descriptions of certain provisions of the Restated Certificate of Incorporation of SPG or the "SPG Charter," the Restated Certificate of Incorporation of SRC or the "SRC Charter," the Restated By-laws of SPG or the "SPG By-laws" and the Restated By-laws of SRC or the "SRC By-laws." This summary is not complete and is qualified by reference to the SPG Charter, the SRC Charter, the SPG By-laws and the SRC By-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part. See "Where You Can Find More Information."

Authorized Stock

        The total number of shares of all classes of capital stock that SPG has authority to issue is 750,000,000 shares, par value $0.0001 per share, consisting of 400,000,000 shares of Common Stock ("SPG Common Stock"), 12,000,000 shares of Class B Common Stock ("SPG Class B Common Stock"), 4,000 shares of Class C Common Stock ("SPG Class C Common Stock" and together with SPG Common Stock and SPG Class B Common Stock, "SPG common stock"), 237,996,000 shares of Excess Common Stock, par value $0.0001 per share ("Excess Common Stock"), of which 209,249 shares have been designated Series A Excess Preferred Stock and 5,000,000 shares have been designated Series B Excess Preferred Stock and 100,000,000 shares of Preferred Stock, par value $0.0001 per share ("SPG Preferred Stock"), of which 209,249 shares have been designated as 6.50% Series A Convertible Preferred Stock (the "Series A Preferred Stock"), 5,000,000 shares have been designated as 6.50% Series B Convertible Preferred Stock (the "Series B Preferred Stock"), 2,700,000 shares have been designated as 7% Series C Convertible Preferred Stock (the "Series C Preferred Stock"), 2,700,000 shares have been designated as 8% Series D Cumulative Redeemable Preferred Stock (the "Series D Preferred Stock"), 1,000,000 shares have been designated as 8% Series E Cumulative Redeemable Preferred Stock (the "Series E Preferred Stock"), 8,000,000 shares have been designated as 8 3/4% Series F

Cumulative Redeemable Preferred Stock (the "Series F Preferred Stock") and 3,000,000 shares have been designated as 7.89% Series G Cumulative Step-Up Premium Rate Preferred Stock (the "Series G Preferred Stock"). As of September 1, 2001, there were no shares of Series C Preferred Stock or Series D Preferred Stock outstanding.

        SRC has authority to issue 7,500,000 shares of Common Stock par value $0.0001 per share ("SRC Common Stock").

Description of Common Stock

Terms of SPG Common Stock

        The holders of shares of SPG Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of shares of SPG Common Stock are not entitled to cumulate their votes in the election of directors, which means that holders of more than half the outstanding shares of SPG Common Stock (including SPG Class B Common Stock and SPG Class C Common Stock which vote with the SPG Common Stock) can elect all of the directors of SPG who are to be elected by the holders of SPG Common Stock. Subject to preferential rights of holders of SPG Preferred Stock, the holders of shares of SPG Common Stock are entitled to receive such dividends as may be declared from time to time by the SPG Board of Directors, in its discretion, from any assets legally available therefor as long as dividends are paid ratably on the SPG Class B Common Stock and the SPG Class C Common Stock.

        The holders of SPG Common Stock are not entitled to preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to the SPG Common Stock. The holders of SPG Common Stock are not subject to further calls or assessments by SPG. The SPG Common Stock currently outstanding is, and the SPG Common Stock to be sold from time to time in one offering or a series of offerings pursuant to this prospectus will be, validly issued, fully paid and non-assessable.

Terms of SPG Class B Common Stock and SPG Class C Common Stock

        As of September 1, 2001, SPG had 3,200,000 shares of SPG Class B Common Stock outstanding and 4,000 shares of SPG Class C Common Stock outstanding. Holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, other than the election of directors elected exclusively by the holders of SPG Class B Common Stock and the election of directors elected exclusively by the holders of SPG Class C Common Stock. Holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock have no right to cumulative voting for the election of directors. Subject to preferential rights of holders of SPG Preferred Stock, the holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock are entitled to receive ratably such dividends as may be declared by the SPG Board of Directors out of funds legally available therefor. If SPG is liquidated, subject to the right of the holders of SPG Preferred Stock (including any Excess Preferred Stock (as defined below) into which shares such series has been converted) to receive preferential distributions, each outstanding share of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock, including shares of Excess Common Stock, if any, will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of SPG.

        All outstanding shares of SPG Class B Common Stock are held by the Simons. The holders of SPG Class B Common Stock are entitled to elect four of the 13 directors of SPG, unless their portion of the aggregate equity interest of SPG (including SPG Common Stock, SPG Class B Common Stock and units of limited partnership interests of the Operating Partnership considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of August 9, 1996, in which case they will be entitled to elect only two directors of SPG.

        Shares of SPG Class B Common Stock may be converted at the holder's option into an equal number of shares of SPG Common Stock. If the aggregate equity interest of the Simons in SPG on a fully diluted basis has been reduced to less than 5%, the outstanding shares of SPG Class B Common Stock convert automatically into an equal number of shares of SPG Common Stock. Shares of SPG Class B Common Stock also convert automatically into an equal number of shares of SPG Common Stock upon the sale or transfer thereof to a person not affiliated with the Simons. Holders of shares of SPG Common Stock and SPG Class B Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of SPG.

        All outstanding shares of SPG Class C Common Stock are held by the DeBartolos. Except with respect to the right to elect directors, as summarized below, each share of SPG Class C Common Stock has the same rights and restrictions as a share of SPG Class B Common Stock.

        The holders of SPG Class C Common Stock are entitled to elect two of the 13 directors of SPG, unless their portion of the aggregate equity interest of SPG (including SPG Common Stock, SPG Class B Common Stock and Units considered on an as-converted basis) decreases to less than 50% of the amount that they owned as of August 9, 1996, in which case they will be entitled to elect only one director of SPG. Shares of SPG Class C Common Stock may be converted at the holder's option into an equal number of shares of SPG Common Stock. If the aggregate equity interest of the DeBartolos in SPG on a fully diluted basis is reduced to less than 5%, the outstanding shares of SPG Class C Common Stock convert automatically into an equal number of shares of SPG Common Stock. Shares of SPG Class C Common Stock also convert automatically into an equal number of shares of SPG Common Stock upon the sale or transfer thereof to a person not affiliated with the DeBartolos. Holders of shares of SPG Class C Common Stock have no sinking fund rights, redemption rights or preemptive rights to subscribe for any securities of SPG.

        Under the SPG Charter, so long as any shares of both SPG Class B Common Stock and SPG Class C Common Stock are outstanding, the number of members of the SPG Board of Directors shall be 13, so long as any shares of SPG Class B Common Stock (but no SPG Class C Common Stock) are outstanding, or if any shares of SPG Class C Common Stock (but no shares of SPG Class B Common Stock) are outstanding, the number of members of the SPG Board of Directors' shall be nine, and if no shares of SPG Class B Common Stock or SPG Class C Common Stock are outstanding, the number of members of the SPG Board of Directors shall be fixed by the SPG Board of Directors from time to time. Under the SPG Charter, at least a majority of the directors shall be Independent Directors. The SPG Charter further provides that, subject to any separate rights of holders of SPG Preferred Stock or as described below, any vacancies on the SPG Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause of a director shall be filled by a vote of the stockholders or a majority of the directors then in office; provided that:

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  any vacancy relating to a director elected by the SPG Class B Common Stock is to be filled by the holders of the SPG Class B Common Stock; and

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  any vacancy relating to a director elected by the SPG Class C Common Stock is to be filled as provided in the SPG Charter.

        The SPG Charter provides that, subject to the right of holders of any class or series separately entitled to elect one or more directors, if any such right has been granted, directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all the then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Terms of SRC Common Stock

        All of the outstanding stock of SRC is owned by trusts for the benefit of SPG's stockholders (the "SRC Trusts"), pursuant to a Trust Agreement, dated as of October 30, 1979 (the "Common Stock Trust Agreement"), and a Trust Agreement, dated as of August 26, 1994 (the "Preference Shares Trust Agreement" and, together with the Common Stock Trust Agreement, the "Trust Agreements"). The Trust Agreements provide, and any similar trusts created in the future will provide, that all cash dividends and other assets received by the trustee for the relevant trust, exclusive of shares of stock, warrants and rights to purchase shares of stock, of SRC, will be distributed currently by such trustee to the beneficiaries of the SRC Trust in proportion to the respective number of shares of SPG equity stock held by them. Each of the Trust Agreements provides that the beneficial interest of the shares of SRC Common Stock held in trust are not transferable separately but only by and as part of a transfer of shares of SPG equity stock, and every sale or transfer of SPG equity stock shall include all or a proportionate part of such transferor's beneficial interest in the shares of stock of SRC or in any other assets held in the SRC Trust. Each of the Trust Agreements provides that the SRC Trusts shall terminate upon the earlier to occur of (i) the dissolution of SPG or (ii) upon notification to the trustee under the Trust Agreements of the vote to that effect, at a meeting or by proxy, of beneficiaries of the respective SRC Trust holding two-thirds of the outstanding shares of SPG equity stock. In addition, the Preference Shares Trust Agreement provides that shares held by the trustee thereunder will be transferred to the trustee under the Common Stock Trust Agreement as SPG Series A Preferred Stock and SPG Series B Preferred Stock is converted into SPG Common Stock. Upon termination of any SRC Trust, the assets of such trust will be transferred and assigned to the beneficiaries of such SRC Trust.

        Under the SRC Charter, the number of members of the SRC Board of Directors, which is currently 13, may be fixed by the SRC Board of Directors in the future. The SRC Charter further provides that only directors of SPG may serve as directors of SRC. Under the SRC Charter, at least a majority of the directors shall be Independent Directors. Any vacancies on the SRC Board of Directors resulting from death, disability, resignation, retirement, disqualification, removal from office, or other cause shall be filled by a vote of the stockholders or a majority of the directors then in office. The SRC Charter provides that directors may be removed with or without cause upon the affirmative vote of holders of at least a majority of the voting power of all of the then outstanding shares entitled to vote generally in the election of directors.

        The trustee under each Trust Agreement is obligated under the Trust Agreement to which it is a party to vote the SRC Common Stock held by it so that each member of the Board of Directors of SRC is also a director of SPG.

Transfer Agent

        Mellon Investor Services LLC is the transfer agent for the paired shares of SPG Common Stock and SRC Common Stock.

Description of Preferred Stock

        Subject to the restrictions prescribed by Delaware law and the SPG Charter, the SPG Board of Directors has the authority to issue the remaining authorized but unissued shares of SPG Preferred Stock in one or more series and to fix the designation, relative rights, preferences and limitations of shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of SPG Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock and may have the effect of delaying, deferring or preventing a change in control of SPG. Pursuant to the SPG Charter, whenever SPG designates a series of SPG Preferred Stock convertible into shares of SPG Common Stock, it must also designate an additional series of excess preferred stock of such series having substantially identical terms to such series of SPG Preferred Stock, but being subject to the transfer restrictions described below. Any such series of excess preferred stock so designated, including the SPG Series A Excess Preferred Stock and the SPG Series B Excess Preferred Stock, are referred to herein collectively as "Excess Preferred Stock."

        In addition, as described under "Description of Depositary Shares," SPG, at its option, instead of offering full shares of any series of preferred stock, may offer depositary shares evidenced by depositary receipts, each representing a fraction of a share of the particular series of preferred stock issued and deposited with a depositary. The fraction of a share of preferred stock which each depositary share represents will be set forth in the prospectus supplement relating to the depositary shares.

Terms of Future Series of Preferred Stock

        The applicable prospectus supplement will describe the terms of each future series of preferred stock, including, where applicable, the following:

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  the designation, stated value, liquidation preference and number of shares offered;

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  the offering price or prices;

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  the dividend rate or rates, or method of calculation, the dividend periods, the date on which dividends shall be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends begin to cumulate;

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  any redemption or sinking fund provisions;

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  any conversion or exchange provisions;

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  any voting rights;

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  to the extent permitted by applicable law, whether the preferred stock will be issued in certificated or book-entry form;

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  whether the preferred stock will be listed on a national securities exchange;

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  information with respect to any book-entry procedures; and

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  any additional rights, preferences, privileges, limitations and restrictions of the preferred stock which are not inconsistent with the provisions of the certificate of incorporation.

        The preferred stock will be, when issued against payment, fully paid and nonassessable. Holders will have no preemptive rights to subscribe for any additional securities which SPG may issue. Unless otherwise specified in the applicable prospectus supplement, the shares of each series of preferred stock will rank equally with all other outstanding series of preferred stock issued by SPG as to payment of dividends, other than with respect to cumulation of dividends, and as to the distribution of assets upon liquidation, dissolution, or winding up of SPG.

        Unless otherwise specified in the applicable prospectus supplement, Mellon Investors Services LLC will be the transfer agent, dividend disbursing agent and registrar for the shares of the preferred stock.

        Because SPG is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the distribution of assets of any subsidiary of SPG upon its liquidation or recapitalization will be subject to the prior claims of the subsidiary's creditors and preferred stockholders, except to the extent SPG may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of the subsidiary.

        Dividends and Distributions.    Holders of shares of the preferred stock will be entitled to receive, as, if and when declared by the Board of Directors of SPG or a duly authorized committee of the Board of Directors, out of funds legally available for the payment of dividends, cash dividends at the rate set forth in, or calculated in accordance with the formula set forth in, the prospectus supplement relating to the preferred stock being offered.

        Dividends on the preferred stock may be cumulative or noncumulative as provided in the applicable prospectus supplement. Dividends on the cumulative preferred stock will accumulate from the date of original issue and will be payable quarterly in arrears on the dates specified in the applicable prospectus supplement. If any date so specified as a dividend payment date is not a business day, declared dividends on the preferred stock will be paid on the immediately succeeding business day, without interest. The applicable prospectus supplement will set forth the applicable dividend period with respect to a dividend payment date. If the Board of Directors of SPG or a duly authorized committee of the Board of Directors, fails to declare a dividend on any series of noncumulative preferred stock for any dividend period, SPG will have no obligation to pay a dividend for that period, whether or not dividends on that series of noncumulative preferred stock are declared for any future dividend period. Dividends on the preferred stock will be payable to record holders as they appear on the stock books of SPG on each record date, not more than 30 nor less than 15 days preceding the applicable payment date, as shall be fixed by the Board of Directors of SPG or a duly authorized committee of the Board of Directors.

        No dividends will be declared or paid or set apart for payment on the preferred stock of any series ranking, as to dividends, equally with or junior to any other series of preferred stock for any period unless dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for the payment of those dividends have been set apart for,

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  in the case of cumulative preferred stock, all dividend periods terminating on or before the date of payment of full cumulative dividends; or

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  in the case of noncumulative preferred stock, the immediately preceding dividend period.

        When dividends are not paid in full upon any series of preferred stock, and any other preferred stock ranking equally as to dividends with that series of preferred stock, all dividends declared upon shares of that series of preferred stock and any other preferred stock ranking equally as to dividends will be declared pro rata so that the amount of dividends declared per share on that series of preferred stock and any other preferred stock ranking equally as to dividends will in all cases bear to each other the same ratio that accrued dividends per share on the shares of that series of preferred stock and the other preferred stock bear to each other. In the case of noncumulative preferred stock, any accrued dividends described in the immediately preceding paragraph will not include any cumulation in respect of unpaid dividends for prior dividend periods.

        Except as provided in the immediately preceding paragraph, unless full dividends on all outstanding shares of any series of preferred stock have been declared and paid,

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  in the case of a series of cumulative preferred stock, for all past dividend periods, or

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  in the case of noncumulative preferred stock, for the immediately preceding dividend period,

        then:

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  SPG may not declare dividends or pay or set aside for payment or other distribution on any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, other than dividends or distributions paid in shares of, or options, warrants or rights to subscribe for or purchase shares of, the common stock of SPG or other capital stock of SPG ranking junior to that series of preferred stock as to dividends and upon liquidation, and

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  other than in connection with the distribution or trading of any of its capital stock, SPG may not redeem, purchase or otherwise acquire any of its capital stock ranking junior to or equally with that series of preferred stock as to dividends or upon liquidation, for any consideration or any moneys paid to or made available for a sinking fund for the redemption of any shares of any of its capital stock, except by conversion or exchange for capital stock of SPG ranking junior to that series of preferred stock as to dividends and upon liquidation.

        Unless otherwise specified in the applicable prospectus supplement, the amount of dividends payable for any period shorter than a full dividend period shall be computed on the basis of twelve 30-day months, a 360-day year and the actual number of days elapsed in any period of less than one month.

        Liquidation Preference.    Upon any voluntary or involuntary liquidation, dissolution or winding up of SPG, the holders of the preferred stock will have preference and priority over the common stock of SPG and any other class of stock of SPG ranking junior to the preferred stock upon liquidation, dissolution or winding up, for payments out of or distributions of the assets of SPG or proceeds from any liquidation, whether from capital or surplus, of the amount per share set forth in the applicable prospectus supplement plus all accrued and unpaid dividends, whether or not earned or declared, to the date of final distribution to such holders. After any liquidating payment, the holders of preferred stock will be entitled to no other payments. If, in the case of liquidation, dissolution or winding up of SPG, the assets of SPG or the proceeds from any liquidation should be insufficient to make the full liquidation payment in the amount per share set forth in the applicable prospectus supplement relating to a series of preferred stock, plus all accrued and unpaid dividends on that preferred stock, and liquidating payments on any other preferred stock ranking equally as to liquidation, dissolution or winding up with that preferred stock, then any assets and proceeds will be distributed among the holders of the preferred stock and any other preferred stock ratably in accordance with the respective amounts which would be payable on those shares of preferred stock and any other preferred stock if all amounts payable were paid in full. In the case of noncumulative preferred stock, accrued and unpaid dividends will not include cumulation of unpaid dividends from prior dividend periods. A consolidation or merger of SPG with one or more corporations will not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary of SPG.

        Redemption.    If specified in the prospectus supplement relating to a series of preferred stock being offered, SPG may, at its option, at any time or from time to time on not less than 30 nor more than 60 days notice, redeem that series of preferred stock in whole or in part at the redemption pries and on the dates set forth in the applicable prospectus supplement.

        If less than all outstanding shares of a series of preferred stock are to be redeemed, the selection of the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors of SPG or a duly authorized committee of the Board of Directors to be equitable. From and after the redemption date, unless SPG is in default in providing for the payment of the redemption price, dividends shall cease to accrue on the shares of that series of preferred stock called for redemption and, except for the right to receive the redemption price, all other rights of the holders shall cease.

        Voting Rights.    Unless otherwise described in the applicable prospectus supplement, holders of the preferred stock will have no voting rights except as set forth below or as otherwise required by law.

        Whenever dividends payable on the preferred stock are in arrears for six or more quarterly dividend periods, the holders of outstanding shares of the preferred stock, voting as a class with holders of shares of all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors on the terms set forth below. These voting rights will continue, in the case of any series of cumulative preferred stock, until all past dividends accumulated on shares of cumulative preferred stock are paid in full and, in the case of noncumulative preferred stock, until all dividends on shares of noncumulative preferred stock are paid in full for at least one calendar year. Upon payment in full of these dividends, the voting rights will terminate except as expressly provided by law. These voting rights are subject to re-vesting in the event of each and every subsequent default in the payment of dividends. Holders of all series of preferred stock which are granted these voting rights and which rank equally with the preferred stock will vote as a class, and, unless otherwise specified in the applicable prospectus supplement, each holder of shares of the preferred stock will have one vote for each share of stock held and each other series will have the number of votes, if any, for each share of stock held as may be granted to them. As long as any shares of SPG Class B Common Stock or SPG Class C Common Stock are outstanding, the election of additional directors by holders of preferred stock will reduce a corresponding number of directors to be elected by the holders of SPG Common Stock, SPG Class B Common Stock and SPG Class C Common Stock. If no shares of SPG Class B Common Stock or SPG Class C Common Stock are outstanding, the entire Board of Directors will be increased by two directors.

        Upon termination of the right of the holders of the preferred stock to vote for directors as discussed in the preceding paragraph, the term of office of all directors then in office elected by those holders will terminate immediately. Whenever the term of office of the directors elected by those holders ends and the related special voting rights expire, the number of directors will automatically be decreased to the number of directors as would otherwise prevail.

        So long as any shares of preferred stock remain outstanding, SPG shall not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the preferred stock outstanding at the time, voting as a class with all other series of preferred stock ranking equally with the preferred stock either as to dividends or the distribution of assets upon liquidation, dissolution or winding up and upon which like voting rights have been conferred and are exercisable, given in person or by proxy, either in writing or at a meeting:

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  authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking senior to the preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of SPG; or

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  amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of SPG's restated certificate of incorporation or the certificate of designations of the preferred stock so as to materially and adversely affect any right, preference, privilege or voting power of the preferred stock or the holders of the preferred stock;

provided, however, that any increase in the amount of authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock,

or any increase in the amount of authorized shares of preferred stock, in each case ranking equally with or junior to the preferred stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of SPG, will not be deemed to materially and adversely affect these rights, preferences, privileges or voting powers.

        The foregoing voting provisions will not apply if all outstanding shares of preferred stock have been redeemed or sufficient funds have been deposited in trust to effect such a redemption which is scheduled to be consummated within three months after the time that such rights would otherwise be exercisable.

        Conversion or Exchange Rights.    The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state the terms on which shares of that series are convertible or exchangeable into common stock, another series of preferred stock or debt securities.

Summary of Series A Preferred Stock

        The Series A Preferred Stock ranks, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock and on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with the Series A Preferred Stock, must be approved by two-thirds vote of the holders of each of the Series A Preferred Stock.

        The holders of the Series A Preferred Stock have the right to convert their shares into the number of shares of SPG Common Stock obtained by dividing $1,000 (the liquidation preference) by $26.319. The conversion price for the Series A Preferred Stock is subject to adjustment in connection with certain events, including:

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  any subdivision or combination of shares of SPG Common Stock or the declaration of a distribution payable to holders of SPG Common Stock in additional shares of SPG Common Stock;

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  issuances of rights or warrants to all holders of SPG Common Stock having an exercise price less than the current market price per share of SPG Common Stock; and

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  any consolidation or merger to which SPG is a party (other than in which SPG is the surviving person), any sale or conveyance to another person of all or substantially all the assets of SPG or any statutory exchange of securities with another person.

        In addition, the conversion price of the Series A Preferred Stock is subject to adjustment in the event that SPG retains cash flow after the payment of distributions on other classes of SPG securities.

        Holders of the Series A Preferred Stock are entitled to receive cumulative annual cash dividends when, as and if declared by the SPG Board of Directors, in their sole discretion, of $65.53 per share (an approximately 6.50% annual dividend, based upon the $1,000 liquidation preference per share) payable in equal semiannual installments on March 31 and September 30 of each year.

        SPG may not declare or pay any dividend on the SPG Common Stock, the SPG Class B Common Stock or the SPG Class C Common Stock or on any other class of stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, distribution or winding up of SPG which, with respect to the Series A Preferred Stock and any of the other existing classes of SPG Preferred Stock, is referred to as "Junior Stock", other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and SPG may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof, in each case, either directly or indirectly and whether in cash or property or in obligations or shares of SPG, unless and until such time as all accrued and unpaid dividends with respect to the Series A Preferred Stock have been paid and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock.

        SPG may redeem shares of the Series A Preferred Stock for the purpose of maintaining or bringing the direct or indirect ownership of the capital stock of SPG into conformity with the requirements of Section 856(a)(6) of the Internal Revenue Code at the greater of (i) a price equal to the liquidation preference of the Series A Preferred Stock ($1,000 per share), plus dividends accrued and unpaid to the date of redemption, and (ii) the current market price of the SPG Common Stock issuable upon conversion of such shares of the Series A Preferred Stock.

        The holders of the Series A Preferred Stock have the right to vote with the holders of the SPG Common Stock on all matters, voting together with the holders of shares of SPG Common Stock as a single class, on an as-converted basis.

        In addition, without the affirmative consent or approval of the holders of a least two-thirds of the shares of the Series A Preferred Stock, SPG may not:

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  authorize any class of stock ranking prior to the Series A Preferred Stock with respect to dividends or distribution of assets upon dissolution or winding up of SPG;

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  amend, alter or repeal any of the provisions of the SPG Charter so as to affect adversely the powers, preferences or rights of the holders of the Series A Preferred Stock;

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  authorize or create, or increase the authorized amount of, any shares, or any security convertible into stock, of any class ranking prior to the Series A Preferred Stock with respect to dividends or distribution of assets upon dissolution or winding up of SPG;

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  merge or consolidate with or into any other person, unless each holder of shares of the Series A Preferred Stock immediately preceding such merger or consolidation shall receive or continue to hold in the resulting person the same number of shares, with substantially the same rights and preferences, as correspond to the shares of the Series A Preferred Stock so held;

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  increase the authorized number of shares of the Series A Preferred Stock;

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  amend, alter or modify any of the provisions of the Series A Preferred Stock; or

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  otherwise alter or change the powers, preferences, rights, or qualifications, limitations or restrictions of the shares of the Series A Preferred Stock so as to affect the holders thereof adversely.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG (any or all of such events, a "liquidation"), the holders of the Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of the Junior Stock, an amount equal to $1,000 per share plus an amount equal to any unpaid cumulative dividends accrued to the date when such payment shall be made available to the holders thereof.

Summary of Series B Preferred Stock

        The Series B Preferred Stock ranks, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock and on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with the Series B Preferred Stock, must be approved by two-thirds vote of the holders of the Series B Preferred Stock.

        The holders of the Series B Preferred Stock have the right to convert their shares into the number of shares of SPG Common Stock obtained by dividing $100 (the liquidation preference) by $38.669. The conversion price for the Series B Preferred Stock is subject to adjustment in connection with certain events, including:

  •
  any subdivision or combination of shares of SPG Common Stock or the declaration of a distribution payable to holders of SPG Common Stock in additional shares of SPG Common Stock.

  •
  issuance of rights or warrants to all holders of SPG Common Stock having an exercise price less than the current market price per share of SPG Common Stock; and

  •
  any consolidation or merger to which SPG is a party (other than in which SPG is the surviving person), any sale or conveyance to another person of all or substantially all the assets of SPG or any statutory exchange of securities with another person.

        Holders of the Series B Preferred Stock are entitled to receive cumulative annual cash dividends when, as and if declared by the SPG Board of Directors, in their sole discretion, of $6.50 per share (an approximately 6.50% annual dividend, based upon the $100 liquidation preference per share) payable in equal quarterly installments on March 31, June 30, September 30 and December 31 of each year.

        SPG may not declare or pay any dividend on the SPG Common Stock, the SPG Class B Common Stock or the SPG Class C Common Stock or on any other class of Junior Stock, other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and SPG may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof, in each case, either directly or indirectly and whether in cash or property or in obligations or shares of SPG, unless and until such time as all accrued and unpaid dividends with respect to the Series B Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series B Preferred Stock.

        In the event dividends or amounts payable to the Series B Preferred Stock upon liquidation remain unpaid for six consecutive quarterly dividend periods, the size of the SPG Board of Directors will automatically be increased by two and the holders of shares of the Series B Preferred Stock (voting together as a single class with the holders of other series of SPG Preferred Stock with similar voting rights) will have the right to elect two directors to fill such vacant positions until such time as all dividends accrued and unpaid are paid in full.

        In addition, without the affirmative consent or approval of the holders of at least two-thirds of the shares of the Series B Preferred Stock, SPG may not amend, alter or repeal any provision of the SPG Charter so as to materially adversely affect the rights, preferences, privileges or voting power of the holders of shares of the SPG Series B Preferred Stock.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG (any or all of such events, a "liquidation"), the holders of the Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of the Junior Stock, an amount equal to $100 per share, plus an amount equal to any unpaid cumulative dividends accrued to the date when such payment shall be made available to the holders thereof.

Summary of Series C Preferred Stock

        Although the terms of the Series C Preferred Stock have been designated and the shares are reserved for issuance upon exchange of a series of preferred units of the Operating Partnership with substantially identical economic terms, no shares of Series C Preferred Stock are currently outstanding. When issued, the Series C Preferred Stock will rank, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock and on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with the Series C Preferred Stock, must be approved by the holders of at least a majority in liquidation preference of the shares of Series C Preferred Stock and the 7.00% Cumulative Convertible Preferred Units of the Operating Partnership then outstanding, voting together as a class.

        If the Closing Price of the SPG Common Stock on any three (3) consecutive trading days occurring after August 27, 1999 is greater than the then Threshold Value (as defined below), each share of Series C Preferred Stock is convertible at the option of the holder, at any time on and after August 27, 2004, into shares of SPG Common Stock at the "Conversion Rate" of 0.75676 shares of SPG Common Stock for each share of Series C Preferred Stock.

        The "Threshold Value" is initially $37.00 but is subject to adjustment in the event that SPG declares a dividend, or makes a distribution, on the outstanding Common Stock, in either case, in additional Common Stock, or effects a subdivision, combination, consolidation or reclassification of the outstanding Common Stock into a greater or lesser number of shares of Common Stock.

        The "Conversion Rate" is subject to adjustment upon the occurrence of any of the following events:

  •
  any subdivision or combination of the SPG Common Stock shares or the declaration of a distribution payable to holders of the Common Stock in additional shares of Common Stock;

  •
  issuances of SPG Common Stock at a price per share less than 95% of the current market price per share;

  •
  issuances of options, warrants or other rights to purchase any shares of Common Stock at an exercise price less than 95% of the current market price per share; or

  •
  any consolidation, merger or reorganization of SPG with another entity, or the sale of substantially all the assets of SPG to another entity, other than a consolidation, merger or sale which is treated as the liquidation or recapitalization of SPG.

        No adjustment in the Conversion Factor or the Threshold Value is required unless any such adjustment would require an increase or decrease of at least 0.25%; however any adjustments which are not made will be carried forward and taken into account in any subsequent adjustment.

        Holders of the Series C Preferred Stock are entitled to receive cumulative annual cash dividends when, as and if declared by the SPG Board of Directors, in their sole discretion, of $1.96 per share (an approximately 7% annual dividend based upon the $28.00 liquidation preference per each share) payable in equal quarterly installments on or about the last day of March, June, September and December of each year.

        SPG may not declare or pay any dividend on Junior Stock or any stock on a parity with the affected preferred stock or "Parity Stock" other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and SPG may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or Parity Stock or make any distribution in respect thereof (except for conversion into or exchange for Junior Stock), unless and until such time as all accrued and unpaid dividends with respect to the Series C Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series C Preferred Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series C Preferred Stock and any Parity Stock, all dividends declared upon the Series C Preferred Stock and any Parity Stock shall be declared pro rata.

        SPG may redeem shares of the Series C Preferred Stock at any time beginning on August 27, 2009, by paying the liquidation preference of the Series C Preferred Stock ($28 per share), plus any accrued and unpaid dividends up to the date of redemption. The redemption price is payable in cash or (other than the portion thereof consisting of accrued an unpaid dividends, which shall be payable in cash) in Common Stock at the current per share market price, as of the redemption date, of the Common Stock to be issued.

        Without the affirmative consent or approval of the holders of at least a majority in liquidation preference of the shares of Series C Preferred Stock and 7.00% Cumulative Convertible Preferred Units of the Operating Partnership then outstanding, voting together as a class, SPG may not amend, alter or modify any of the provisions of the SPG Charter so as to adversely affect the holders of the Series C Preferred Stock.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG, the holders of the Series C Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of Junior Stock, an amount equal to the aggregate liquidation preference of SPG Series C Preferred Stock ($28 per share) held by such holder, plus an amount equal to accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of SPG the remaining assets of SPG available for distribution shall be insufficient to pay the holders of the Series C Preferred Stock and the holders of Parity Stock the full amount to which they shall be entitled, the holders of the Series C Preferred Stock and the holders of the Parity Stock shall share any distribution pro rata.

Summary of Series D Preferred Stock

        Although the terms of the Series D Preferred Stock have been designated and the shares are reserved for issuance upon exchange of a series of preferred units of the Operating Partnership with substantially identical economic terms, no shares of Series D Preferred Stock are currently outstanding. When issued, the Series D Preferred Stock will rank, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock and on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with Series D Preferred Stock, must be approved by the holders of at least a majority in liquidation preference of the shares of Series D Preferred Stock and 8.00% Cumulative Convertible Preferred Units of the Operating Partnership then outstanding, voting together as a class.

        Holders of the Series D Preferred Stock are entitled to receive cumulative annual cash dividends when, as and if declared by the SPG Board of Directors, in their sole discretion, of $2.40 per share (an approximately 8% annual dividend based upon the $30.00 liquidation preference per share) payable in equal quarterly installments on or about the last day of March, June, September and December of each year.

        SPG may not declare or pay any dividend on Junior Stock, other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and SPG may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof (except for conversion into or exchange for Junior Stock), in each case, either directly or indirectly and whether in cash or property or in obligations or shares of SPG, unless and until such time as all accrued and unpaid dividends with respect to the Series D Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series D Preferred Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series D Preferred Stock and any Parity Stock, all dividends declared upon the Series D Preferred Stock and any Parity Stock shall be declared pro rata.

        SPG may redeem shares of the Series D Preferred Stock at any time beginning on August 27, 2009, by paying the liquidation preference of the Series D Preferred Stock ($30 per share), plus any accrued and unpaid dividends up to the date of redemption. The redemption price is payable in cash or (other than the portion thereof consisting of accrued an unpaid dividends, which shall be payable in cash) in Common Stock at the current per share market price, as of the redemption date, of the Common Stock to be issued.

        Without the affirmative consent or approval of the holders of at least a majority in liquidation preference of the shares of Series D Preferred Stock and 8.00% Cumulative Convertible Preferred Units of the Operating Partnership then outstanding, voting together as a class, SPG may not amend, alter or modify any of the provisions of the SPG Charter so as to adversely affect the holders of the Series D Preferred Stock.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG, the holders of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of Junior Stock, an amount equal to the aggregate liquidation preference of SPG Series D Preferred Stock ($30 per share) held by such holder, plus an amount equal to accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of SPG the remaining assets of SPG available for distribution shall be insufficient to pay the holders of the Series D Preferred Stock and the holders of Parity Stock the full amount to which they shall be entitled, the holders of the Series D Preferred Stock and the holders of Parity Stock shall share any distribution pro rata.

Summary of Series E Preferred Stock

        The Series E Preferred Stock ranks, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock. The Series E Preferred Stock ranks on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with the Series E Preferred Stock, must be approved by two-thirds vote of the holders of the Series E Preferred Stock.

        Holders of the Series E Preferred Stock are entitled to receive cumulative annual cash dividends when, and as declared by the SPG Board of Directors, in their sole discretion, of $2.00 per share (an approximately 8% annual dividend based upon the $25 liquidation preference per share), payable in equal quarterly amounts in arrears on the last day of March, June, September and December of each year.

        SPG may not declare or pay any dividend on Junior Stock, other than in shares of Junior Stock or rights to purchase or acquire Junior Stock, and SPG may not redeem or make any payment on account of, or set apart money for, a sinking or other analogous fund for the purchase, redemption or other retirement of any Junior Stock or make any distribution in respect thereof (except for conversion into or exchange for Junior Stock), unless and until such time as all accrued and unpaid dividends with respect to the Series E Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series E Preferred Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series E Preferred Stock and any Parity Stock, all dividends declared upon the Series E Preferred Stock and any Parity Stock shall be declared pro rata.

        SPG may redeem shares of the Series E Preferred Stock at any time beginning on August 27, 2004, by paying the liquidation preference of the Series E Preferred Stock ($25 per share), plus any accrued and unpaid dividends up to the date of redemption. Unless full cumulative dividends on all shares of the Series E Preferred Stock and all Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no shares of the Series E Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of the Series E Preferred Stock and Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series E Preferred Stock or Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series E Preferred Stock or Parity Stock, as the case may be. Furthermore, unless full cumulative dividends on all outstanding shares of the Series E Preferred Stock and Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, SPG shall not purchase or otherwise acquire directly or indirectly, any shares of the Series E Preferred Stock or Parity Stock (except by conversion into or exchange for shares of Junior Stock).

        Without the affirmative consent or approval of at least two-thirds of the shares of the Series E Preferred Stock, SPG may not amend, alter or repeal any provision of the SPG Charter so as to materially affect the rights, preferences, privileges or voting power of holders of shares of the Series E Preferred Stock.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG, the holders of the Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of Junior Stock, an amount equal to the aggregate liquidation preference of SPG Series E Preferred Stock ($25 per share) held by such holder, plus an amount equal to accrued and unpaid dividends thereon, if any. If upon any such liquidation, dissolution or winding up of SPG the remaining assets of SPG available for distribution shall be insufficient to pay the holders of the Series E Preferred Stock and the holders of Parity Stock the full amount to which they shall be entitled, the holders of the Series E Preferred Stock and the holders of Parity Stock shall share any distribution pro rata. A consolidation or merger of SPG with or into any other entity or entities, or a sale, lease, transfer, conveyance or disposition of all or substantially all of the assets of SPG or a statutory share exchange in which stockholders of SPG may participate, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of SPG for purposes of determining the liquidation rights of the Series E Preferred Stock.

Summary of Series F Preferred Stock

        The Series F Preferred Stock ranks, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock. The Series F Preferred Stock ranks on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with the Series F Preferred Stock, must be approved by two-thirds vote of the holders of the Series F Preferred Stock.

        Holders of the Series F Preferred Stock are entitled to receive cumulative annual preferential cash dividends when, and as declared by the SPG Board of Directors in their sole discretion, of $2.1875 per share (an approximately 8.75% annual dividend based upon the $25 liquidation preference per share) payable in equal amounts quarterly in arrears on the last day of March, June, September and December of each year.

        SPG may not declare or pay any dividend on any Junior Stock or Parity Stock (other than in shares of Junior Stock), and SPG may not redeem, purchase or otherwise acquire for consideration, or make any payment on account of, or set apart money for, a sinking fund for the redemption of any such Junior Stock or Parity Stock (except for conversion into or exchange for other Junior Stock), unless and until such time as all accrued and unpaid dividends with respect to the Series F Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series F Preferred Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series F Preferred Stock and any Parity Stock, all dividends declared upon the Series F Preferred Stock and any Parity Stock shall be declared pro rata.

        SPG may redeem shares of the Series F Preferred Stock at any time beginning on September 29, 2006, for cash at a redemption price of $25 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest, to the extent SPG has funds legally available therefore. The redemption price for shares of the Series F Preferred Stock (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds from the sale of other SPG capital stock, which may include common stock, preferred stock, depository shares, interests, participations or other ownership interests in SPG however designated, and any rights (other than debt securities converted into or exchangeable for capital stock), warrants or options to purchase any thereof, and not from any other source. Unless full cumulative distributions on all shares of the Series F Preferred Stock and all Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no shares of the Series F Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of the SPG Series F Preferred Stock and Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of the Series F Preferred Stock or Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series F Preferred Stock or Parity Stock, as the case may be. Furthermore, unless full cumulative dividends on all outstanding shares of the Series F Preferred Stock and Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, SPG shall not purchase or otherwise acquire directly or indirectly, any shares of the Series F Preferred Stock or Parity Stock (except by conversion into or exchange for shares of Junior Stock).

        Each share of the Series F Preferred Stock is entitled to one vote for the election of directors of SPG, but the shares do not have cumulative voting rights. The holders of the Series F Preferred Stock vote with the holders of Common Stock, Class B Common Stock, Class C Common Stock and SPG Series G Preferred Stock (voting together as a single class) to elect directors (other than directors to be elected by the holders of Class B Common Stock and Class C Common Stock voting as separate classes).

        If six quarterly distributions (whether or not consecutive) payable on shares of the Series F Preferred Stock are in arrears, whether or not earned or declared, the size of the SPG Board of Directors will automatically be increased by two and the holders of shares of the Series F Preferred Stock, voting together as a class with the holders of shares of any other series of SPG Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to fill such vacant positions until such time as all distributions have been declared and paid or set aside for payment.

        Additionally, without the affirmative consent or approval of at least two-thirds of the shares of the Series F Preferred Stock, SPG may not amend, alter or repeal any provision of the SPG Charter so as to materially affect the rights, preferences, privileges or voting power of holders of shares of the Series F Preferred Stock.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG, the holders of the Series F Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of Junior Stock, liquidation distributions in the amount of the liquidation preference of $25 per share in cash or property having a fair market value as determined by the Board of Directors valued at $25 per share, plus an amount equal to all distributions accrued and unpaid at the date of such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of SPG the remaining assets of SPG available for distribution shall be insufficient to pay the holders of the Series F Preferred Stock and the holders of Parity Stock the full amount to which they shall be entitled, the holders of the Series F Preferred Stock and the holders of Parity Stock shall share any distribution pro rata. A consolidation or merger of SPG with or into any other entity or entities, or a sale, lease, transfer, conveyance or disposition of all or substantially all of the assets of SPG or a statutory share exchange in which stockholders of SPG may participate, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of SPG for purposes of determining the liquidation rights of the Series F Preferred Stock.

Summary of Series G Preferred Stock

        The Series G Preferred Stock ranks, with respect to dividends and the distribution of assets upon liquidation, senior to the SPG common stock. The Series G Preferred Stock ranks on a parity with the other outstanding classes of SPG Preferred Stock. Classification of authorized but unissued capital stock into additional shares of SPG Preferred Stock and issuance thereof, unless ranking junior to or on a parity with the Series G Preferred Stock, must be approved by two-thirds vote of the holders of the Series G Preferred Stock.

        Holders of the Series G Preferred Stock are entitled to receive cumulative annual cash dividends when, and as declared by the SPG Board of Directors in their sole discretion, of $3.945 per share through September 30, 2012 (an approximately 7.89% annual dividend based upon the $50 liquidation preference per share) and of $4.945 per share thereafter (an approximately 9.89% annual dividend based upon the $50 liquidation preference per share). Such dividends shall be payable in equal amounts quarterly in arrears on the last day of March, June, September and December of each year.

        SPG may not declare or pay any dividend on any Junior Stock or Parity Stock (other than in shares of Junior Stock), and SPG may not redeem, purchase or otherwise acquire for consideration, or make any payment on account of, or set apart money for, a sinking fund for the redemption of any such Junior Stock or Parity Stock (except for conversion into or exchange for other Junior Stock), unless and until such time as all accrued and unpaid dividends with respect to the Series G Preferred Stock have been paid (or declared and a sum sufficient for the payment thereof is set apart for such payment) and sufficient funds have been set apart for the payment of the dividend for the current dividend period with respect to the Series G Preferred Stock. When dividends are not paid in full (or a sum sufficient for such full payment is not set apart) upon the Series G Preferred Stock and any Parity Stock, all dividends declared upon the Series G Preferred Stock and any Parity Stock shall be declared pro rata.

        SPG may redeem shares of the Series G Preferred Stock at any time beginning on September 30, 2007, for cash at a redemption price of $50 per share, plus an amount equal to all distributions accrued and unpaid thereon to the date fixed for redemption, without interest, to the extent SPG has funds legally available therefore. The redemption price for shares of Series G Preferred Stock (other than the portion thereof consisting of accrued and unpaid distributions) is payable solely out of proceeds from the sale of other SPG capital stock, which may include common stock, preferred stock, depository shares, interests, participations or other ownership interests in SPG however designated, and any rights (other than debt securities converted into or exchangeable for capital stock), warrants or options to purchase any thereof, and not from any other source. Unless full cumulative distributions on all shares of the Series G Preferred Stock and all Parity Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no shares of the Series G Preferred Stock or Parity Stock shall be redeemed unless all outstanding shares of the Series G Preferred Stock and Parity Stock are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of SPG Series G Preferred Stock or Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of the Series G Preferred Stock or Parity Stock, as the case may be. Furthermore, unless full cumulative dividends on all outstanding shares of the Series G Preferred Stock and Parity Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, SPG shall not purchase or otherwise acquire directly or indirectly, any shares of the Series G Preferred Stock or Parity Stock (except by conversion into or exchange for shares of Junior Stock).

        Each share of the Series G Preferred Stock is entitled to one vote for the election of directors of SPG, but the shares do not have cumulative voting rights. The holders of the Series G Preferred Stock vote with the holders of Common Stock, Class B Common Stock, Class C Common Stock and SPG Series F Preferred Stock (voting together as a single class) to elect directors (other than directors to be elected by the holders of Class B Common Stock and Class C Common Stock voting as separate classes).

        If six quarterly distributions (whether or not consecutive) payable on shares of the Series G Preferred Stock are in arrears, whether or not earned or declared, the size of the SPG Board of Directors will automatically be increased by two and the holders of shares of the Series G Preferred Stock, voting together as a class with the holders of shares of any other series of SPG Preferred Stock upon which like voting rights have been conferred and are exercisable, will have the right to elect two directors to fill such vacant positions until such time as all distributions have been declared and paid or set aside for payment.

        Additionally, without the affirmative consent or approval of at least two-thirds of the shares of the Series G Preferred Stock, SPG may not amend, alter or repeal any provision of the SPG Charter so as to materially affect the rights, preferences, privileges or voting power of holders of shares of the Series G Preferred Stock.

        In the event of any liquidation, dissolution or winding up of the affairs of SPG, the holders of the Series G Preferred Stock then outstanding shall be entitled to be paid out of the assets of SPG, before any payment shall be made to the holders of Junior Stock, liquidation distributions in the amount of the liquidation preference of $50 per share in cash or property having a fair market value as determined by the Board of Directors valued at $50 per share, plus an amount equal to all distributions accrued and unpaid at the date of such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of SPG the remaining assets of SPG available for distribution shall be insufficient to pay the holders of the Series G Preferred Stock and the holders of Parity Stock the full amount to which they shall be entitled, the holders of the Series G Preferred Stock and the holders of Parity Stock shall share any distribution pro rata. A consolidation or merger of SPG with or into any other entity or entities, or a sale, lease, transfer, conveyance or disposition of all or substantially all of the assets of SPG or a statutory share exchange in which stockholders of SPG may participate, shall not be deemed to be a liquidation, dissolution or winding up of the affairs of SPG for purposes of determining the liquidation rights of the Series G Preferred Stock.

Description of Depositary Shares

        SPG may issue depositary receipts evidencing depositary shares, each of which will represent a fraction of a share of preferred stock. SPG will deposit shares of preferred stock of each class or series represented by depositary shares under deposit agreements to be entered into among SPG, a bank or trust company, as depositary, and the holders from time to time of the depositary receipts. A copy of the form of deposit agreement, including the form of certificates representing the depositary receipts, will be filed as an exhibit to the registration statement of which this prospectus is a part prior to any issuance of depositary shares.

Terms of the Depositary Shares

        Depositary receipts issued under the applicable deposit agreement will evidence the depositary shares. Immediately following the issuance and delivery of the preferred stock by SPG to the depositary, SPG will cause the depositary to issue, on behalf of SPG, the depositary receipts. Subject to the terms of the applicable deposit agreement, each holder of a depositary receipt will be entitled, in proportion to the fraction of a share of preferred stock represented by the applicable depositary shares, to all the rights and preferences of the preferred stock being represented, including dividend, voting, conversion, redemption and liquidation rights, all as will be set forth in the prospectus supplement relating to the depositary shares being offered.

        The depositary shares will have the dividend, liquidation, redemption, voting and conversion or exchange rights set forth below unless otherwise specified in the applicable prospectus supplement. The applicable prospectus supplement will describe the terms of the specific issue of the depositary shares being offered, the deposit agreement relating to the depositary shares and the depositary receipts evidencing the depositary shares, including the following:

  •
  the designation, stated value and liquidation preference of the depositary shares and the number of shares offered;

  •
  the offering price or prices;

  •
  the dividend rate or rates, or method of calculation, the dividend periods, the dates on which dividends will be payable and whether dividends are cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to cumulate;

  •
  any redemption or sinking fund provisions;

  •
  any conversion or exchange provisions;

  •
  any material risk factors relating to the depositary shares;

  •
  the identify of the depositary; and

  •
  any other terms of the depositary shares which are not inconsistent with the provisions of the deposit agreement.

Book-entry Procedures

        Except as may otherwise be provided in the applicable prospectus supplement, the depositary shares will be issued in the form of a global depositary receipt certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive depositary receipts evidencing their depositary shares unless the depositary is unwilling or unable to continue as depositary or SPG decides to have the depositary shares represented by separate depositary receipts. A beneficial owner's interest in depositary shares will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of depositary shares held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of depositary shares will be effected only through the selling beneficial owner's brokerage firm.

Dividends and Other Distributions

        The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts in proportion to the number of depositary shares owned by those holders, subject to the obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.

        In the event of a distribution in respect of the preferred stock other than in cash, the depositary will distribute property it receives to the record holders of the depositary shares, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary, unless the depositary, after consultation with SPG, determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of SPG, sell any property and distribute the net proceeds from the sale to the holders.

Withdrawal of Stock

        Unless the related depositary shares have been previously called for redemption, upon surrender of the depositary receipts at the corporate trust office of the depositary, the holder of the depositary shares will be entitled to delivery, at the corporate trust office of the depositary to or upon his or her order, of the number of whole shares of the preferred stock and any money or other property represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. In no event will the depositary deliver fractional shares of preferred stock upon surrender of depositary receipts.

Redemption of Depositary Shares

        Whenever SPG redeems shares of preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of the preferred stock to redeemed, provided SPG has paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accumulated and unpaid dividends on the preferred stock to the date fixed for redemption. The redemption price per depositary share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock multiplied by the fraction of a share of preferred stock represented by one depositary share. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the lot or pro rata as may be determined by the depositary.

        After the date fixed for redemption, depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of depositary shares called for redemption will cease, except the right to receive any moneys payable upon redemption and any money or other property to which the holders of the depositary shares were entitled upon redemption upon surrender to the depositary of the depositary receipts evidencing the depositary shares.

Voting Preferred Stock

        Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. The record date for the depositary receipts relating to the preferred stock will be the same date as the record date for the preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by that holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of preferred stock represented by the depositary shares in accordance with those instructions, and SPG will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Conversion of Preferred Stock

        The depositary shares are not convertible or exchangeable into common stock or any other securities or property of SPG, except in connection with certain conversions in connection with the preservation of SPG's status as a REIT. Nevertheless, if so specified in the applicable prospectus supplement, each depositary receipt may be surrendered by its holder to the depositary with written instructions to the depositary to instruct SPG to cause conversion of the preferred stock into shares of common stock, other shares of preferred stock (including Excess Shares) of SPG or other shares of capital stock. SPG has agreed that upon the receipt of any instructions to convert or exchange any depositary shares and the payment of any fees or other amounts applicable to any conversion, it will convert the depositary shares using the same procedures as those provided for delivery of preferred stock to effect conversions. If the depositary shares represented by a depositary receipt are converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not converted.

Amendment and Termination of the Deposit Agreement

        The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between SPG and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts will not be effective unless it has been approved by the holders of at least a majority of the depositary shares then outstanding. No amendment to the form of depositary receipt or any provision of the deposit agreement relating to or affecting rights to receive dividends or distributions or voting, redemption or conversion rights will be effective unless approved by the holders of at least two-thirds of the depositary shares then outstanding.

        SPG may terminate the deposit agreement at any time upon 60 days prior written notice to the depositary, in which case the depositary will deliver to the record holders, upon surrender of the depositary receipts, the number of whole or fractional shares of preferred stock as is represented by those depositary receipts. The deposit agreement will automatically terminate if:

  •
  all outstanding depositary shares have been redeemed;

  •
  all shares of preferred stock deposited with the depositary in accordance with the terms of the deposit agreement and all money and other property relating to those shares of preferred stock have been withdrawn in accordance with the terms of the deposit agreement; or

  •
  there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of SPG and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

        SPG will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. SPG will pay the fees and expenses of the depositary in connection with the performance of its duties under the deposit agreement. Holders of depositary receipts will pay transfer and other taxes and governmental charges and any other charges that are expressly provided in the deposit agreement for their accounts. The depositary may refuse to effect any transfer of a depositary receipt or any withdrawals of preferred stock evidenced by a depositary receipt until all taxes and charges with respect to the depositary receipt or preferred stock are paid by their holders.

Registration And Removal of Depositary

        The depositary may resign at any time by delivering to SPG notice of its election to do so, and SPG may remove the depositary at anytime. Any resignation or removal of the depositary will take effect upon SPG's appointment of a successor depositary, which must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Notices

        The depositary will forward to holders of depositary receipts all reports and communications received from SPG and the depositary and which SPG is required to furnish to holders of the related underlying preferred stock. The depositary will also, promptly after its receipt, transmit to the holders of depositary receipts, copies of all notices and reports required by law, the rules of any national securities exchange or SPG's restated certificate of incorporation to be furnished to the record holders of depositary receipts.

Limitation of Liability

        Neither the depositary nor SPG will assume any obligation or be subject to any liability under the deposit agreement to holders of depositary receipts other than for negligence, willful misconduct or bad faith. The depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or any shares of preferred stock unless it is furnished with satisfactory indemnification. SPG and the depositary may rely on written advice of counsel or accountants, or information provided by persons representing shares of preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine. Neither the depositary nor SPG will be liable if it is prevented from or delayed, by law, by provision of SPG's restated certificate of incorporation or any circumstances beyond its control, in performing its obligations under the deposit agreement.

Description of Warrants

        We may issue warrants for the purchase of shares, preferred stock or common stock. Each series of warrants will be issued under a warrant agreement to be entered into among SPG or the Companies and a bank or trust company, as warrant agent, as described in the applicable prospectus supplement relating to the warrants being offered. A copy of the form of warrant agreement, including the form of warrant certificates representing the warrants, will be filed as an exhibit to the registration statement of which this prospectus is a part prior to the issuance of any warrants.

Terms of Warrants

        The applicable prospectus supplement will describe the terms of the specific issue of warrants being offered, the warrant agreement relating to the specific issue of warrants and the warrant certificates representing the specific issue of warrants, including the following:

  •
  the offering price or prices;

  •
  designation, aggregate number and terms of the common stock or series of preferred stock that may be purchased upon exercise of the warrants and the minimum number of warrants that are exercisable;

  •
  any designation and terms of the securities with which the warrants are being offered and the number of warrants being offered with each security;

  •
  any date on and after which the warrants and the related securities will be transferable separately;

  •
  the number and stated values of the common stock or series of preferred stock that may be purchased upon exercise of each warrant and the price at which the shares of common stock or preferred stock of that series may be purchased upon exercise, and events or conditions under which the number of shares that may be purchased may be adjusted;

  •
  the date on which the right to exercise the warrants will begin and the date on which the right to exercise will expire;

  •
  any circumstances that will cause the warrants to be deemed to be automatically exercised;

  •
  any material risk factors relating to the warrants;

  •
  the identity of the preferred stock warrant agent; and

  •
  any other terms of the warrants which are not inconsistent with the provisions of the warrant agreement.

        Holders may exchange warrant certificates for new warrant certificates of different denominations, may, if in registered form, present for registration of transfer, and exercise the warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of any warrant, a holder will not have the rights of a holder of shares of the common stock or preferred stock that may be purchased upon exercise of the warrant, including the right to receive payment of dividends, if any, on the underlying common stock or preferred stock or the right to vote the underlying common stock or preferred stock.

        Prospective purchasers of warrants should be aware that special U.S. Federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The prospectus supplement relating to any issue of warrant will describe these considerations.

Book-entry Procedures

        Except as may otherwise be provided in the applicable prospectus supplement, the warrants will be issued in the form of global preferred stock warrant certificates, registered in the name of a depositary or its nominee. In that case, beneficial owners will not be entitled to receive definitive certificates representing warrants unless the depositary is unwilling or unable to continue as depositary, specified events of bankruptcy or insolvency occur with respect to the Companies or the Companies decide to have the warrants represented by definitive certificates. A beneficial owner's interest in a warrant will be recorded on or through the records of the brokerage firm or other entity that maintains the beneficial owner's account. In turn, the total number of warrants held by an individual brokerage firm for its clients will be maintained on the records of the depositary in the name of the brokerage firm or its agent. Transfer of ownership of any warrant will be effected only through the selling beneficial owner's brokerage firm.

Exercise of Warrants

        Each warrant will entitle its holder to purchase a number of shares of common stock of preferred stock at the exercise price described in the applicable prospectus supplement. After the close of business on the date the right to exercise the warrants expires, or any later date if extended by the Companies, unexercised warrants will become void.

        Holders may exercise the warrants in the manner set forth in the applicable prospectus supplement. Upon receipt of payment and a properly completed and duly executed warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, the Companies will, as soon as practicable, issue and deliver the shares of common stock or preferred stock purchased upon exercise. If less than all of the warrants represented by any warrant certificate are exercised, the Companies will issue a new warrant certificate for the remaining number of warrants.

Listing

        The Companies may list an issue of warrants on a national securities exchange. Any listing will be specified in the applicant prospectus supplement.

Modifications

        The Companies and the warrant agent may amend any preferred stock warrant agreement and the terms of the related warrants, without the consent of the holders of the warrants, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision, or in any other manner which the Companies may deem necessary or desirable and which will not materially and adversely affect the interests of the warrantholders.

        The Companies and the warrant agent also may amend any warrant agreement and the terms of the related warrants, with the consent of the holders of not less than a majority in number of the then outstanding unexercised warrants affected by the amendment. However, without the consent of each of the warrantholders affected, no amendment will be effective that:

  •
  shortens the period of time during which the warrants may be exercised;

  •
  otherwise materially and adversely affects the exercise rights of the warrantholders; or

  •
  reduces the number of outstanding warrants the consent of whose holders is required to approve an amendment of the warrant agreement or the terms of the related warrants.

Enforceability of Rights by Warrantholders

        Any warrantholder may, without the consent of the related warrant agent, enforce by appropriate legal action, in and of its own behalf, its right to exercise its warrants.

IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW

The Operating Partnership Agreement and the
SRC Operating Partnership Agreement

        The limited partnership agreement of the Operating Partnership provides that SPG may not merge, consolidate or engage in any combination with another person other than a general partner of the Operating Partnership or sell all or substantially all of its assets without the approval of the holders of a majority of the units of limited partnership interests held by the limited partners. These voting requirements limit the possibility for the acquisition or change in control of SPG, even if some of SPG's stockholders believe that a change would be in SPG's and their best interests.

        The limited partnership agreement of the majority owned partnership subsidiary of SRC (the "SRC Operating Partnership") provides that SRC may not merge, consolidate or engage in any combination with another person or sell all or substantially all of its assets without the approval of the holders of a majority of the units held by the limited partners of the SRC Operating Partnership. These voting requirements limit the possibility for the acquisition or change in control of SRC, even if some of the holders of beneficial interests in SRC believe that a change would be in SRC's and their best interests.

Delaware Law and Certain SPG Charter, SRC Charter,
SPG By-law and SRC By-law Provisions

        The SPG Charter and SPG By-laws and certain provisions of the Delaware General Corporation Law (the "DGCL") may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder would consider in its best interest, including an attempt that might result in a premium over the market price for the shares held by stockholders. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of SPG to negotiate first with its Board of Directors. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging such proposals because, among other things, negotiation of such proposals might result in an improvement of their terms.

Delaware Anti-Takeover Law

        SPG and SRC, Delaware corporations, are subject to the provisions of Section 203 of the DGCL ("Section 203"). In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time at which such person became an interested stockholder unless: (1) prior to such time, the Board of Directors approved either the business combination or transaction in which the stockholder became an interested stockholder; or (2) upon becoming an interested stockholder, the stockholder owned at least 85% of the corporation's outstanding voting stock other than shares held by directors who are also officers and certain employee benefit plans; or (3) the business combination is approved by both the Board of Directors and by holders of at least 66b% of the corporation's outstanding voting stock (at a meeting and not by written consent), excluding shares owned by the interested stockholder. For these purposes, the terms "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder," and "interested stockholder" means a person who, together with its affiliates and associates, owns (or, under certain circumstances, has owned within the prior three years) more than 15% of the outstanding voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, neither SPG nor SRC have made this election.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

        The SPG By-laws and the SRC By-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or bring other business before an annual meeting of stockholders of SPG or SRC, as applicable. This procedure provides that (1) only persons who are nominated by, or at the direction of, the Board of Directors, or by a stockholder who has given timely written notice containing specified information to the Secretary prior to the meeting at which directors are to be elected, will be eligible for election as directors of SPG or SRC, as applicable, and (2) at an annual meeting only such business may be conducted as has been brought before the meeting by, or at the direction of, the Chairman of the Board of Directors or by a stockholder who has given timely written notice to the Secretary of such stockholder's intention to bring such business before such meeting. In general, for notice of stockholder nominations or business to be made at an annual meeting to be timely, such notice must be received by SPG or SRC, as applicable, not less than 60 days nor more than 90 days prior to the first anniversary of the previous year's annual meeting. Such notice must contain information concerning the person or persons to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

        The purpose of requiring stockholders to give SPG or SRC advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although neither the SPG By-laws nor the SRC By-laws give the applicable Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the affect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to SPG and SRC and their stockholders.

Director Action

        The SPG Charter, SRC Charter, SPG By-laws, SRC By-laws and the DGCL generally require that a majority of a quorum is necessary to approve any matter to come before the SPG or SRC Board of Directors; however, certain matters including sales of property, transactions with the Simons or the DeBartolos and certain affiliates and certain other matters will also require approval of a majority of the Independent Directors on the SPG and SRC Boards of Directors.

Director Liability Limitation and Indemnification

        Both the SPG Charter and the SRC Charter provide that no director of SPG or SRC will be personally liable to the corporation or to its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that such provision will not eliminate or limit the liability of a director for: (1) any breach of the director's duty of loyalty to the corporation and its stockholders; (2) acts or omissions not in good faith; (3) any transaction from which the director derived an improper personal benefit; or (4) any matter in respect of which such director would be liable under Section 174 of the DGCL. These provisions may have the effect of discouraging stockholders' actions against directors. The personal liability of a director for violation of the federal securities laws is not limited or otherwise affected. In addition, these provisions do not affect the ability of stockholders to obtain injunctive or other equitable relief from the courts with respect to a transaction involving gross negligence on the part of a director.

        The SPG Charter and the SRC Charter provide that SPG or SRC shall indemnify to the fullest extent permitted under and in accordance with the laws of the State of Delaware any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of SPG or SRC, as applicable, or is or was serving at the request of SPG or SRC, as applicable, as a director, officer or trustee of or in any other capacity with another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of SPG or SRC, as applicable, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL provides that indemnification is mandatory where a director or officer has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute.

        The DGCL generally permits indemnification for expenses incurred in the defense or settlement of third-party actions or action by or in right of the corporation, and for judgments in third-party actions, provided there is a determination by directors who were not parties to the action, or if directed by such directors, by independent legal counsel or by a majority vote of a quorum of the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or in a criminal proceeding that the person had no reason to believe his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any action by or in right of the corporation in which such person is adjudged liable. The DGCL states that the indemnification provided by statue shall not be deemed exclusive of any rights under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the liability of officers may not be eliminated or limited under Delaware law.

        The right of indemnification, including the right to receive payment in advance of expenses, conferred by each of the SPG Charter and the SRC Charter is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

        The SPG Charter contains certain restrictions on the number of shares of capital stock of SPG that individual stockholders may own. For SPG to maintain its status as a REIT, in addition to other requirements, not more than 50% in value of the outstanding capital stock of SPG may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year) and the capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In part because we currently believe it is essential for SPG to maintain its status as a REIT, the provisions of the SPG Charter with respect to Excess Stock (as defined below) contain restrictions on the acquisition of its capital stock intended to ensure compliance with these requirements.

        The SPG Charter provides that, subject to certain specified exceptions, no stockholder may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than the ownership limit (the "Ownership Limit"), which is equal to 8% (18% in the case of the Simons) of any class of capital stock of SPG (calculated based on the lower of outstanding shares, voting power or value). In the event of a purported transfer or other event that would, if effective, result in the ownership of shares of stock in violation of the Ownership Limit, such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit would be deemed void ab initio and the intended transferee would acquire no rights in such shares of stock. Such shares of stock would automatically be converted into shares of Excess Stock according to rules set forth in the SPG Charter, to the extent necessary to ensure that the purported transfer or other event does not result in ownership of shares of stock in violation of the Ownership Limit. The SPG Board of Directors may exempt a person from the Ownership Limit if they receive a ruling from the IRS or an opinion of tax counsel that such ownership will not jeopardize SPG's status as a REIT. Stock of SPG that is held by a "qualified trust" within the meaning of Section 856(h)(3) of the Internal Revenue Code is treated as held proportionately by the beneficiaries of such trust. SPG has waived its charter provisions such that the Telephone Real Estate Equity Trust may own up to 11% of the capital stock of SPG, provided that it remains treated as a "qualified trust," but will become subject to the 8% limitation if it fails to be so treated.

        Upon a purported transfer or other event that results in either Excess Common Stock or Excess Preferred Stock (collectively, "Excess Stock"), the Excess Stock will be deemed to have been transferred to a trustee to be held in trust for the exclusive benefit of a qualifying charitable organization designated by SPG. Such Excess Stock will be issued and outstanding stock of SPG, and it will be entitled to dividends equal to any dividends which are declared and paid on such stock. Any dividend or distribution paid prior to the discovery by SPG that stock has been converted into Excess Stock is to be repaid upon demand. The recipient of such dividend will be personally liable to the trust. Any dividend or distribution declared but unpaid will be rescinded as void ab initio with respect to such shares of stock and will automatically be deemed to have been declared and paid with respect to the shares of Excess Stock into which such shares were converted. Such Excess Stock will also be entitled to such voting rights as are ascribed to the stock from which such shares of Excess Stock were converted. Any voting rights exercised prior to discovery by SPG that shares of stock were converted to Excess Stock will be rescinded and recast as determined by the trustee.

        While Excess Stock is held in trust, an interest in that trust may be transferred by the purported transferee, or other purported holder with respect to such Excess Stock only to a person whose ownership of the shares of stock would not violate the Ownership Limit, at which time the Excess Stock will be automatically exchanged for the same number of shares of stock of the same type and class as the shares of stock for which the Excess Stock was originally exchanged.

        The SPG Charter contains provisions that are designed to ensure that the purported transferee or other purported holder of the Excess Stock may not receive in return for such a transfer an amount that reflects any appreciation in the shares of stock for which such Excess Stock was exchanged during the period that such Excess Stock was outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid over to the trust. If the foregoing restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee or holder of any Excess Stock may be deemed, at the option of SPG, to have acted as an agent on behalf of the trust in acquiring or holding such Excess Stock and to hold such Excess Stock on behalf of the trust.

        The SPG Charter further provides that SPG may purchase, for a period of 90 days during the time the Excess Stock is held by the trustee in trust, all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the stock by the purported transferee (or if no notice of such purchase price is given, at a price to be determined by the SPG Board of Directors, in its sole discretion, but no lower than the lowest market price of such stock at any time prior to the date SPG exercises its purchase option) and the closing market price for the stock on the date SPG exercises its option to purchase. The 90-day period begins on the date of the violative transfer or other event if the original transferee-stockholder gives notice to SPG of the transfer or (if no notice is given) the date the SPG Board of Directors determines that a violative transfer or other event has been made.

        The SPG Charter further provides that in the event of a purported issuance or transfer that would, if effective, result in SPG being beneficially owned by fewer than 100 persons, such issuance or transfer would be deemed null and void ab initio, and the intended transferee would acquire no rights to the stock.

        All certificates representing shares of any class of stock of SPG bear a legend referring to the restrictions described above.

        All persons who own, directly or by virtue of the attribution provisions of the Internal Revenue Code, more than 5% (or such other percentage as may be required by the Internal Revenue Code or regulations promulgated thereunder) of the outstanding stock must file an affidavit with SPG containing the information specified in the SPG Charter before January 30 of each year. In addition, each stockholder shall, upon demand, be required to disclose to SPG in writing such information with respect to the direct, indirect and constructive ownership of shares as the Board of Directors deems necessary to comply with the provisions of the SPG Charter or the Internal Revenue Code applicable to a REIT.

        The Excess Stock provision will not be removed automatically even if the REIT provisions of the Internal Revenue Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. In addition to preserving SPG's status as a REIT, the Ownership Limit may have the effect of precluding an acquisition of control of SPG without the approval of the SPG Board of Directors.

        Beneficial interests in the SRC Common Stock are not certificated and are not separately transferable from SPG securities.

IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS

        The following summary of important federal income tax considerations associated with an investment in the securities we are registering is based on current law, is for general information only and is not tax advice. The tax treatment will vary depending on a holder's particular situation, and this discussion does not purport to deal with all aspects of taxation that may be relevant to a holder in light of his or her personal investments or tax circumstances, or to certain types of stockholders subject to special treatment under the federal income tax laws, except to the extent discussed under the headings "—Taxation of Tax-Exempt U.S. Stockholders" and "—Special Tax Considerations For Foreign Stockholders." Stockholders subject to special treatment include, without limitation:

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  insurance companies;

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  financial institutions or broker-dealers;

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  tax-exempt organizations;

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  stockholders holding securities as part of a conversion transaction, or a hedge or hedging transaction, or as a position in a straddle for tax purposes;

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  foreign corporations or partnerships; and

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  persons who are not citizens or residents of the United States.

        In addition, the summary below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to holders of our common stock.

        The information in this section is based on:

  •
  the Internal Revenue Code,

  •
  current, temporary and proposed Treasury Regulations promulgated under the Internal Revenue Code,

  •
  the legislative history of the Internal Revenue Code,

  •
  current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as expressed in certain private letter rulings which are not binding on the Internal Revenue Service except with respect to the particular taxpayers who requested and received such rulings), and

  •
  court decisions,

all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may adversely affect, perhaps retroactively, the tax considerations described herein. The statements in this prospectus are not binding on the Internal Revenue Service or any court. Thus, we can provide no assurance that these statements will not be challenged by the Internal Revenue Service or sustained by a court if challenged by the Internal Revenue Service.

YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF BUYING, OWNING OR SELLING OUR SECURITIES

Taxation of SPG

General

        SPG has elected to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code. We believe SPG has been organized and operated in a manner which allows it to qualify for taxation as a REIT under the Internal Revenue Code. SPG intends to continue to operate in this manner. However, SPG's qualification and taxation as a REIT depend upon its ability to meet (through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Internal Revenue Code.

Accordingly, there is no assurance that SPG has operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. See "—Failure to Qualify."

        The sections of the Internal Revenue Code that relate to the qualification and operation as a REIT are highly technical and complex. The following sets forth the material aspects of the sections of the Internal Revenue Code that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions, relevant rules and regulations promulgated under the Internal Revenue Code, and administrative and judicial interpretations of the Internal Revenue Code.

        If SPG qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (once at the corporate level when earned and once again at the stockholder level when distributed) that generally results from investment in a corporation. However, SPG will be subject to federal income tax as follows:

  •
  SPG will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

  •
  SPG may be subject to the "alternative minimum tax" on its items of tax preference under certain circumstances.

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  If SPG has (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business; or (b) other nonqualifying income from foreclosure property, SPG will be subject to tax at the highest corporate rate on this income.

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  SPG will be subject to a 100% tax on any net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property).

  •
  If SPG fails to satisfy the 75% gross income test or the 95% gross income test but has maintained its qualification as a REIT because it satisfied certain other requirements, SPG will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the amount by which it fails the 75% gross income test (discussed below) and (ii) the excess of 90% of the gross income of SPG over the amount of such income attributable to sources which qualify under the 95% income test (discussed below) (b) multiplied by a fraction intended to reflect its profitability.

  •
  SPG will be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed (or deemed distributed) during each calendar year. The required distribution for a calendar year equals the sum of (i) 85% of its REIT ordinary income for the year, (ii) 95% of its REIT capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.

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  If SPG acquires any asset (a "Built-In Gain Asset") from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in its hands is determined by reference to the basis of the asset in the hands of the C corporation, and SPG subsequently recognizes gain on the disposition of the asset during the ten-year period (the "Recognition Period") beginning on the date on which SPG acquired the asset, then SPG will be subject to tax at the highest regular corporate tax rate on this gain to the extent of the Built-In Gain (i.e., the excess of (a) the fair market value of the asset over (b) SPG's adjusted basis in the asset, in each case determined as of the beginning of the Recognition Period). The results described in this paragraph with respect to the recognition of Built-In Gain assume that SPG will not make an election pursuant to section 1.337(d)-7T(c)(5) of the Treasury Regulations.

Requirements for Qualification as a REIT

        The Internal Revenue Code defines a REIT as a corporation, trust or association that:

  •
  is managed by one or more trustees or directors;

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  issues transferable shares or transferable certificates to evidence its beneficial ownership;

  •
  would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code;

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  is not a financial institution or an insurance company within the meaning of certain provisions of the Internal Revenue Code;

  •
  is beneficially owned by 100 or more persons;

  •
  not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; and

  •
  meets certain other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

        The Internal Revenue Code provides that the first four conditions must be met during the entire taxable year and that the fifth condition must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. The fifth and sixth conditions do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of the sixth condition, pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception with respect to pension funds.

        We believe that SPG has satisfied each of the above conditions. In addition, SPG's charter provides for restrictions regarding ownership and transfer of shares. These restrictions are intended to assist SPG in continuing to satisfy the share ownership requirements described above. These ownership and transfer restrictions are described in "Restrictions on Ownership and Transfer." These restrictions, however, may not ensure that SPG will, in all cases, be able to satisfy the share ownership requirements. If SPG fails to satisfy these share ownership requirements, its status as a REIT will terminate. However, if SPG complies with the rules contained in applicable Treasury Regulations that require SPG to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that SPG failed to meet the requirement described in the sixth condition, SPG will be treated as having met this requirement.

        In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. SPG has and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships and Qualified REIT Subsidiaries

        In the case of a REIT which is a partner in a partnership, the Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership. Also, the REIT will be deemed to be entitled to the income of the partnership attributable to its proportionate share of such assets. The character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Internal Revenue Code, including satisfying the gross income tests and gross asset tests. Thus, SPG's proportionate share of the assets and items of income of the Operating Partnership (including the Operating

Partnership's share of these items of any partnership in which it owns an interest) are treated as SPG's assets and items of income for purposes of applying the requirements described in this prospectus (including the income and asset tests described below). We have included a brief summary of the rules governing the federal income taxation of partnerships and their partners below in "—Tax Aspects of the Operating Partnership and the Joint Ventures." SPG has direct control of the Operating Partnership and will continue to operate it consistent with the requirements for SPG's qualification as a REIT. However, the Operating Partnership has non-managing ownership interests in certain joint ventures. If a joint venture takes or expects to take actions which could jeopardize SPG's status as a REIT or subject SPG to tax, we may be forced to dispose of our interest in such joint venture. In addition, it is possible that a joint venture could take an action which could cause SPG to fail a REIT income or asset test, and that we would not become aware of such action in a time frame which would allow us to dispose of our interest in the joint venture or take other corrective action on a timely basis. In such a case, SPG could fail to qualify as a REIT.

        SPG owns 100% of the stock of several subsidiaries that are qualified REIT subsidiaries (each, a "QRS") and may acquire stock of one or more new subsidiaries. A corporation will qualify as a QRS if 100% of its stock is held by SPG and SPG does not elect to treat the subsidiary as a taxable REIT subsidiary. A QRS will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a QRS will be treated as assets, liabilities and such items (as the case may be) of SPG for all purposes of the Internal Revenue Code, including the REIT qualification tests. For this reason, references under "Certain Federal Income Tax Considerations" to SPG's income and assets include the income and assets of each QRS. A QRS will not be subject to federal income tax, and our ownership of the voting stock of a QRS will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the value or total voting power of such issuer or more than 5% of the value of our total assets, as described below under "—Asset Tests."

Ownership of Interests in Taxable REIT Subsidiaries

        The Internal Revenue Code provides that for taxable years beginning after December 31, 2000, REITs may own more than ten percent (10%) of the voting power and value of securities in taxable REIT subsidiaries. A corporation is treated as a taxable REIT subsidiary if a REIT owns stock in the corporation and the REIT and the corporation jointly elect such treatment. In the event such an election is made, any corporation of which the taxable REIT subsidiary owns 35% of the total voting power or value of the outstanding securities is also treated as a taxable REIT subsidiary.

        Although the activities and income of taxable REIT subsidiaries are subject to tax, taxable REIT subsidiaries are permitted to engage in activities that the REIT could not engage in itself. Additionally, under certain limited conditions, a REIT may receive income from a taxable REIT subsidiary that would be treated as rent. See the discussion under "—Income Tests" below. As discussed more fully under "—Asset Tests" below, not more than 20% of the fair market value of a REIT's assets can be composed of securities of taxable REIT subsidiaries and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

        The amount of interest on related party debt a taxable REIT subsidiary may deduct is limited. Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level. A taxable REIT subsidiary is permitted to deduct interest payments to unrelated parties without any such restrictions.

        The Internal Revenue Code allows the Internal Revenue Service to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

Affiliated REIT

        SPG owns, indirectly through the Operating Partnership, more than 99% of the outstanding stock of the other REIT Member. This REIT Member must meet the tests discussed above with respect to SPG. The other REIT Member may be subject to tax on certain of its income as discussed above. See, "—Taxation of SPG—General." The failure of the other REIT Member to qualify as a REIT would cause SPG to fail to qualify as a REIT because it would own more than 10% of the voting securities (and value) of an issuer that was not a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We believe that the other REIT Member has been organized and operated in a manner that will permit it to qualify as a REIT.

Income Tests

        SPG must satisfy two gross income requirements annually to maintain qualification as a REIT. First, in each taxable year SPG must derive directly or indirectly at least 75% of its gross income (excluding gross income from prohibited transactions) from investments relating to real property or mortgages on real property (including "rents from real property," dividends from other REITs (but not taxable REIT subsidiaries) and, in certain circumstances, interest) or from certain types of temporary investments. Second, each taxable year SPG must derive at least 95% of its gross income (excluding gross income from prohibited transactions) from these real property investments, dividends (including dividends from taxable REIT subsidiaries), interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

        Rents SPG receives will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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  the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales;

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  except for rents received from a taxable REIT subsidiary as discussed below, rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns, in the case of a corporate tenant, 10% or more of the stock (by vote or value) of such tenant, and, in the case of any other tenant, 10% or more of the profits or capital of such tenant (a "Related Party Tenant");

  •
  if such rent is received from a taxable REIT subsidiary with respect to any property, no more than 10% of the leased space at the property may be leased to taxable REIT subsidiaries and Related Party Tenants and rents received from such property (except from Related Party Tenants) must be substantially comparable to rents paid by other tenants of the REIT's property for comparable space;

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  if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to personal property will not qualify as "rents from real property;" and

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  for rents received to qualify as "rents from real property," the REIT generally must not furnish or render services to the tenants of the property (subject to a 1% de minimis exception), other than through an independent contractor from whom the REIT derives no revenue or through a taxable REIT subsidiary. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property.

        SPG does not and will not, and as the general partner of the Operating Partnership, will not permit the Operating Partnership to:

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  charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above);

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  lease any property to a Related Party Tenant unless we determine that the income from such lease would not jeopardize SPG's status as a REIT;

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  lease any property to a taxable REIT subsidiary, unless we determine not more than 10% of the leased space at such property is leased to Related Party Tenants and SPG's taxable REIT subsidiaries and the rents received from such lease are substantially comparable to those received from other tenants (except rent from Related Party Tenants) of SPG for comparable space;

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  derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease); or

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  perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom we derive no revenue or through a taxable REIT subsidiary, unless we determine that the income from such services would not jeopardize SPG's status as a REIT.

        Although the Operating Partnership and other affiliates of SPG will perform all development, construction and leasing services for, and will operate and manage, wholly-owned properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services are provided, such services shall generally, but not necessarily in all cases, be performed by a taxable REIT subsidiary. In any event, SPG intends that the amounts received by SPG for noncustomary services that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

        A REIT is subject to a 100% excise tax on any rents it receives from tenants receiving services from the REIT's taxable REIT subsidiary to the extent such rents are above the amount that would be charged to tenants not receiving such services, unless:

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  the taxable REIT subsidiary provides a substantial amount of services to third parties at the same prices offered to tenants of the REIT;

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  rents for comparable leased space at the REIT's property received from tenants not receiving such services and leasing at least 25% of the REIT's net leasable space are comparable to rents charged to tenants who receive services from the taxable REIT subsidiary and charges for such services are separately stated; or

  •
  income from the taxable REIT subsidiary providing services to the REIT's tenants is at least 150% of the direct costs of providing the services.

        If SPG fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for the year if it is entitled to relief under certain provisions of the Internal Revenue Code. Generally, SPG may avail itself of the relief provisions if:

  •
  the failure to meet these tests was due to reasonable cause and not due to willful neglect;

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  SPG attaches a schedule of the sources of its income to its federal income tax return; and

  •
  any incorrect information on the schedule was not due to fraud with intent to evade tax.

        It is not possible, however, to state whether in all circumstances SPG would be entitled to the benefit of these relief provisions. If these relief provisions do not apply to a particular set of circumstances, SPG will not qualify as a REIT. As discussed above in "—Taxation of SPG—General," even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our excess net income. SPG may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income.

Asset Tests

        At the close of each quarter of SPG's taxable year, SPG also must satisfy three tests relating to the nature and diversification of its assets. First, at least 75% of the value of its total assets must be represented by real estate assets (including stock of other REITs), cash, cash items and government securities. For purposes of this test, real estate assets include stock or debt instruments that are purchased with the proceeds of a stock offering or a long-term (at least five years) public debt offering, but only for the one-year period beginning on the date SPG receives such proceeds. Second, not more than 25% of SPG's total assets may be represented by securities, other than those securities includable in the 75% asset test. Third, except with respect to taxable REIT subsidiaries, of the investments included in the 25% asset class, the value of any one issuer's securities may not exceed 5% of the value of SPG's total assets, SPG may not own more than 10% of any one issuer's outstanding voting securities and SPG may not own more than 10% of the total value of any one issuer's outstanding securities (other than certain securities qualifying as "straight debt").

        Substantially all of the nonvoting stock and 5% of the voting stock of M.S. Management Associates, Inc. ("Management Company") is owned by the Operating Partnership or its subsidiaries. The value of the securities of the Management Company (including the value of its subsidiaries) does not exceed 20% of the value of the total assets of SPG. SPG and the Management Company elected to have the Management Company and the subsidiaries in which it owns more than 35% of the value or voting power treated as taxable REIT subsidiaries.

        After initially meeting the asset tests at the close of any quarter, SPG will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If SPG fails to satisfy the asset tests because it acquires securities or other property during a quarter (including an increase in SPG's interests in assets held, directly or indirectly, by the Operating Partnership), SPG can cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe we have maintained and will continue to maintain adequate records of the value of SPG's assets to ensure compliance with the asset tests and to take such other actions within the 30 days after the close of any quarter as may be required to cure any noncompliance. If we fail to cure noncompliance with the asset tests within this time period, SPG would cease to qualify as a REIT.

Annual Distribution Requirements

        To maintain qualification as a REIT, SPG is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to the difference between (1) the sum of 90% of its "REIT taxable income" (computed without regard to the dividends paid deduction and net capital gain) and 90% of its net income (after tax), if any, from foreclosure property, and (2) the amount of certain items of noncash income (i.e., income attributable to leveled stepped rents, original issue discount on purchase money debt, or a like-kind exchange that is later determined to be taxable) in excess of 5% of "REIT taxable income." In addition, if SPG is allocated any Built-in Gain as a result of the disposition during the restriction period of any asset subject to the Built-in Gain rules, then SPG will be required to distribute at least 90% of such Built-in Gain less the amount of tax incurred by SPG as a result of such gain.

        These distributions must be paid in the taxable year to which they relate by the end of January of the following year if declared and payable to shareholders of record in the last three months of the year, or in the following taxable year if they are declared before SPG timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. The amount distributed must not be preferential—e.g., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated otherwise than in accordance with its dividend rights as a class. We believe SPG has made and will continue to make timely distributions sufficient to satisfy these annual distribution requirements.

        We expect that SPG's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that SPG will generally have sufficient cash or liquid assets to satisfy the distribution requirements described above. However, from time to time, SPG may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at its taxable income. If these timing differences occur, in order to meet the distribution requirements, SPG may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable stock dividends. To the extent SPG satisfies the distribution requirements but distributes less than 100% of the net capital gain or 100% of its REIT taxable income, SPG will be subject to tax on such income at regular corporate rates.

        Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in SPG's deduction for dividends paid for the earlier year. Thus, SPG may be able to avoid being taxed on amounts distributed as deficiency dividends. However, SPG will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

        Furthermore, SPG would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed if we should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of 85% of SPG's REIT ordinary income for such year, 95% of its REIT capital gain income for the year and any undistributed taxable income from prior periods. Any REIT taxable income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating such tax.

Property Transfers

        Any gain realized by SPG on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including SPG's share of any such gain realized by the Operating Partnership, either directly or through its subsidiaries) will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely affect SPG's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the Internal Revenue Service may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiaries are prohibited transactions. We would be subject to the 100% penalty tax on our allocable share of the gains resulting from any such sales.

Failure to Qualify

        If SPG fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, SPG will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which SPG fails to qualify will not be deductible by SPG and SPG will not be required to distribute any amounts to its stockholders. As a result, SPG's failure to qualify as a REIT would reduce the cash available for distribution to SPG stockholders. In addition, if SPG fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income to the extent of SPG's current and accumulated earnings and profits, and subject to certain limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, SPG will also be disqualified from taxation as a REIT for the four taxable years following the year during which it lost its qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of the Operating Partnership and the Joint Ventures

General

        Substantially all of our income-producing properties are held directly or indirectly through the Operating Partnership. In addition, the Operating Partnership holds certain of its investments indirectly through joint ventures. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. SPG includes in its income its proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of SPG's REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership and joint ventures. See "—Taxation of SPG."

Entity Classification

        SPG's interests in the Operating Partnership and the subsidiary partnerships (including joint ventures) involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership or a subsidiary partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or a subsidiary partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of SPG's assets and items of gross income would change and preclude SPG from satisfying the asset tests and possibly the income tests (see "—Taxation of SPG—Asset Tests" and "—Income Tests"). This, in turn, would prevent SPG from qualifying as a REIT. See "—Failure to Qualify" for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a partnership's status for tax purposes might be treated as a taxable event. If so, SPG might incur a tax liability without any related cash distributions.

        Treasury Regulations that apply for tax periods beginning on or after January 1, 1997 provide that a domestic business entity not otherwise classified as a corporation and which has at least two members (an "Eligible Entity") will be taxed as a partnership for federal income tax purposes unless it elects to be treated as a corporation or it was in existence prior to January 1, 1997, and it reported its income as a corporation under the entity classification Treasury Regulations in effect prior to this date. In addition, an Eligible Entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership and each of the subsidiary partnerships have claimed classification as a partnership under the final Treasury Regulations, and, as a result, we believe such partnerships will be classified as partnerships for federal income tax purposes.

        The Treasury Regulations also provide that certain specified foreign entities are taxed as corporations. Foreign entities with two or more members are taxed as partnerships if (a) at least one of the members has unlimited liability for the liabilities of the entity or (b) the entity elects to be taxed as a partnership. Each foreign entity in which SPG is treated as an owner for tax purposes is an Eligible Entity and has elected to be taxed as a partnership.

Allocations of Operating Partnership Income, Gain, Loss and Deduction

        A partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes under section 704(b) of the Internal Revenue Code if they do not comply with the provisions of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect.

        If an allocation is not recognized for federal income tax purposes because it does not have substantial economic effect, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and subsidiary partnerships are intended to comply with the requirements of section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

Taxation of Taxable U.S. Stockholders

        As used below, the term "U.S. Stockholder" means a holder of shares of common stock who (for United States federal income tax purposes) is:

  •
  a citizen or resident of the United States;

  •
  a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, Treasury Regulations provide otherwise;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

        Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to this date that elect to continue to be treated as United States persons, shall also be considered U.S. Stockholders.

Distributions Generally

        As long as SPG qualifies as a REIT, distributions out of its current or accumulated earnings and profits, other than capital gain dividends discussed below, will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. These distributions will not be eligible for the dividends-received deduction in the case of U.S. Stockholders that are corporations. For purposes of determining whether distributions to holders of common stock are out of current or accumulated earnings and profits, SPG's earnings and profits will be allocated first to the outstanding preferred stock and then to the common stock.

        To the extent that SPG makes distributions in excess of its current and accumulated earnings and profits, these distributions will be treated first as a tax-free return of capital to each U.S. Stockholder. This treatment will reduce the adjusted basis (but not below zero) which each U.S. Stockholder has in his shares of stock for tax purposes by the amount of the distribution in excess of current and accumulated earnings and profits. Such distributions in excess of a U.S. Stockholder's adjusted basis in his shares will be taxable as capital gains (provided that the shares have been held as a capital asset) and will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends declared in October, November, or December of any year and payable to a stockholder of record on a specified date in any of these months shall be treated as both paid by SPG and received by the stockholder on December 31 of that year, provided SPG actually pays the dividend on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any of SPG's net operating losses or capital losses.

Capital Gain Dividends

        Dividends to U.S. Stockholders that are properly designated by SPG as capital gain dividends will be treated as long-term capital gain (to the extent they do not exceed SPG's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held his stock. Dividends designated as capital gains will be taxed to individuals at a 20% or 25% rate depending on the tax characteristics of the assets which produced such gain. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

        SPG may elect to retain and pay income tax on some or all of its undistributed net capital gains, in which case SPG's stockholders will include such retained amount in their income. In that event, the stockholders would be entitled to a tax credit or refund in the amount of the tax paid by SPG on the undistributed gain allocated to the stockholders, and the stockholders would be entitled to increase their tax basis by the amount of undistributed capital gains allocated to such stockholders reduced by the amount of the credit.

Passive Activity Losses and Investment Interest Limitations

        Dividends that SPG pays and gain arising from the sale or exchange by a U.S. Stockholder of shares will not be treated as passive activity income. As a result, U.S. Stockholders generally will not be able to apply any "passive losses" against this income or gain. Dividends (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of shares, however, will not be treated as investment income under certain circumstances.

Dispositions of Paired Shares

        A U.S. Stockholder will recognize gain or loss on the sale or exchange of paired shares to the extent of the difference between the amount realized on such sale or exchange and the holders' adjusted tax basis in such shares. Such gain or loss generally will constitute long-term capital gain or loss if the holder has held such shares for more than one year. Individual taxpayers are generally subject to a maximum tax rate of 20% on long-term capital gain from the sale of securities, but shareholders subject to the alternative minimum tax may be taxed at a rate of 28% on some or all of their long-term capital gain. Losses incurred on the sale or exchange of shares of common stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any long-term capital gain dividends received by the U.S. Stockholder and undistributed capital gains allocated to such U.S. Stockholder with respect to such shares.

Taxation of Tax-Exempt U.S. Stockholders

        The Internal Revenue Service has ruled that amounts distributed as dividends by a REIT do not constitute unrelated business taxable income ("UBTI") when received by a tax-exempt pension trust and certain other tax-exempt entities. Based on that ruling, provided that a tax-exempt stockholder (except certain tax-exempt stockholders described below) has not held its shares as "debt financed property" within the meaning of the Internal Revenue Code (generally, shares of common stock, the acquisition of which was financed through a borrowing by the tax-exempt stockholder) and the shares are not otherwise used in an unrelated trade or business, dividend income from us will not be UBTI to a tax-exempt stockholder. Similarly, income from the sale of shares will not constitute UBTI unless a tax-exempt stockholder has held its shares as "debt financed property" within the meaning of the Internal Revenue Code or has used the shares in its unrelated trade or business.

        For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Internal Revenue Code Section 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in SPG's shares will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset its dividend income. These prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

        Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to certain types of trusts which hold more than 10% (by value) of the interests in the REIT. A REIT will not be a "pension held REIT" if it is not "predominantly held" by tax-exempt pension trusts. We do not anticipate that SPG will be predominantly held by tax-exempt pension trusts within the meaning of the Internal Revenue Code and accordingly, believe that dividends paid by SPG to tax-exempt pension trusts should not be treated as UBTI.

Special Tax Considerations For Foreign Stockholders

        The rules governing United States federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws on an investment in SPG, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

        In general, Non-U.S. Stockholders will be subject to regular United States federal income tax with respect to their investment in SPG if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Internal Revenue Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in SPG is not so effectively connected. SPG expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a Non-U.S. Stockholder unless (i) the Non-U.S. Stockholder files an IRS Form W-8ECI with SPG claiming that the distribution is "effectively connected" or (ii) certain other exceptions apply.

        A distribution by SPG that is not attributable to gain from the sale or exchange by SPG of a United States real property interest and that is not designated by SPG as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to tax at the rate of 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution in cash in excess of SPG's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of SPG stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares. SPG is required to withhold from distributions to Non-U.S. Stockholders, and to remit to the IRS, 30% of the amount of ordinary dividends. A distribution in excess of SPG's earnings and profits may be subject to 30% dividend withholding if, at the time of the distribution, it cannot be determined whether the distribution will be in an amount in excess of SPG's current or accumulated earnings and profits. Any amount not designated as a capital gain dividend or return of basis will be subject to the tax treatment and withholding described below.

        Distributions by SPG that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, distribution amounts not subject to the tax treatment described in the preceding paragraph are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a U.S. Stockholder on such amounts (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to treaty exemption.

        SPG will be required to withhold from distributions subject to FIRPTA, and remit to the IRS, 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends). In addition, if SPG designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but it is higher than the maximum rate on capital gains of individuals.

        Tax treaties may reduce SPG's withholding obligations. If the amount withheld by SPG with respect to a distribution exceeds the Non-U.S. Stockholder's tax liability, the Non-U.S. Stockholder may file for a refund of such excess from the IRS.

        Unless SPG shares constitute a "United States real property interest" within the meaning of FIRPTA or are effectively connected with a U.S. trade or business, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. SPG shares will not constitute a United States real property interest if SPG is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. We believe that SPG is a domestically controlled REIT, and therefore that the sale of shares in SPG will not be subject to taxation under FIRPTA. However, because SPG shares are publicly traded, no assurance can be given that SPG is or will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If SPG did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of SPG would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE, on which the shares of SPG Common Stock are listed) and on the size of the selling stockholder's interest in SPG (i.e., 5% or less ownership). If the gain on the sale of SPG's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a U.S. Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In any event, a purchaser of shares of SPG Common Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares are "regularly traded" on an established securities market or if SPG is a domestically controlled REIT. Otherwise, under FIRPTA, the purchaser of shares of SPG Common Stock may be required to withhold ten percent of the purchase price and remit such amount to the IRS.

Information Reporting Requirement And Backup Withholding Tax

        SPG will report to its U.S. Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, U.S. Stockholders may be subject to backup withholding. Backup withholding will apply only if the holder

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  fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number),

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  furnishes an incorrect TIN,

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  is notified by the IRS that it has failed properly to report payments of interest and dividends, or

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  under certain circumstances, fails to certify, under penalty of perjury, that is has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments.

Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. U.S. Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a U.S. Stockholder will be allowed as a credit against such U.S. Stockholder's United States federal income tax liability and may entitle such U.S. Stockholder to a refund, provided that the required information is furnished to the IRS.

        Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their foreign status to us on Form W-8BEN. Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

Additional Federal Income Taxation Considerations Relating to "Paired REIT" Status

Separate Taxation

        Although the common stock of SPG and SRC may only be transferred as a unit, holders of paired shares will be treated for U.S. federal income tax purposes as holding shares of SPG common stock and SRC common stock. Although holders of paired shares own beneficial interests in SRC shares through the SRC Trusts, for federal income tax purposes such holders will be treated as owning the SRC shares underlying the SRC Trusts. The tax treatment of distributions to stockholders and of any gain or loss upon the sale or other disposition of the paired shares (as well as the amount of gain or loss) must therefore be determined separately with respect to each share of SPG Common Stock and each share of SRC Common Stock contained within each paired share. The tax basis and holding period for each share of SPG Common Stock and SRC Common Stock also must be determined separately. Upon a taxable sale of a paired share, the amount realized should be allocated between the SPG and SRC stock based on their then-relative values. Since SRC is not a REIT but is instead a regular C corporation, it will be subject to corporate level tax, without the benefit of the dividend paid deduction available to REITs.

        Distributions from SRC up to the amount of SRC's current or accumulated earnings and profits (less any earnings and profits allocable to distributions on any preferred stock of SRC) will be taken into account by U.S. Stockholders as ordinary income and generally will be eligible for the dividends-received deduction for corporations (subject to certain limitations). Distributions in excess of SRC's current and accumulated earnings and profits will not be taxable to a holder to the extent that they do not exceed the adjusted tax basis of the holder's SRC Common Stock, but rather will reduce the adjusted tax basis of such SRC Common Stock. To the extent such distributions exceed the adjusted tax basis of a holder's SRC Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the SRC Common Stock has been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. Individual taxpayers are subject to a minimum tax rate of 20% on long-term capital gain and all or a portion of such gain may be taxed at a higher rate if the individual is subject to the alternative minimum tax.

        A sale of SRC Common Stock, if considered a sale or exchange of a United States real property interest, will be taxed to a Non-U.S. Stockholder under FIRPTA. It is unclear whether the assets of SRC cause SRC to constitute a United States real property holding company, thereby causing SRC Common Stock to be United States real property interests. Even if SRC is considered a United States real property holding company, whether a Non-U.S. Stockholder's sale of shares of SRC would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market and on whether the selling stockholder owns or owned 5% or less of the SRC Common Stock. See "—Special Tax Considerations for Foreign Stockholders."

State And Local Tax Considerations

        SPG is, and its stockholders may be, subject to state or local taxation in various state or local jurisdictions where SPG, its affiliates and its stockholders transact business or reside. The state and local tax treatment of SPG and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on their investment in paired shares.

Possible Federal Tax Developments

        The rules dealing with federal income taxation are constantly under review by the IRS, the Treasury Department and Congress. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted, all of which could affect the taxation of the Companies and their stockholders. No prediction can be made as to the likelihood of passage of any new tax legislation or other provisions either directly or indirectly affecting the Companies or their stockholders. Consequently, the tax treatment described herein may be modified prospectively or retroactively by legislative action.

PLAN OF DISTRIBUTION

        The Companies may sell the securities covered by this prospectus:

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  directly to purchasers;

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  through agents;

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  through underwriters;

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  through dealers; or

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  to holders of units of limited partnership interests of the Operating Partnership which may be exchanged for shares of common stock.

        Offers to purchase securities covered by this prospectus may be solicited directly by the Companies and sales thereof may be made directly to institutional investors or others. The terms of any such sales will be set forth in the accompanying prospectus supplement.

        Offers to purchase securities covered by this prospectus may be solicited by agents designated by the Companies from time to time. Any such agent, who may be deemed to be an underwriter as that term is defined in the Securities Act, involved in the offer or sale of the securities covered by this prospectus will be named, and any commissions payable by the Companies to such agent set forth, in the accompanying prospectus supplement. Unless otherwise indicated in the accompanying prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment. Agents may be entitled under agreements which may be entered into with the Companies to indemnification by the Companies against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Companies in the ordinary course of business.

        If any underwriters are utilized in the sale of the securities covered by this prospectus, the Companies will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the specific managing underwriter or underwriters, as well as any other underwriters and the terms of the transaction will be set forth in the accompanying prospectus supplement, which will be used by the underwriters to make resales of the securities covered by this prospectus to the public. The underwriters may be entitled, under the relevant underwriting agreement, to indemnification by the Companies against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for, the Companies in the ordinary course of business.

        If a dealer is utilized in the sale of the securities covered by this prospectus, the Companies will sell the securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Dealers may be entitled to indemnification by the Companies against certain liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Companies in the ordinary course of business.

        Securities may also be offered and sold, if so indicated in the accompanying prospectus supplement, in connection with a remarketing upon their purchase, in accordance with their terms, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for the Companies. Any remarketing firm will be identified and the terms of its agreement, if any, with the Companies and its compensation will be described in the accompanying prospectus supplement. Remarketing firms may be entitled under agreements which may be entered into with the Companies to indemnification by the Companies against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with or perform services for the Companies in the ordinary course of business.

LEGAL MATTERS

        The validity of the equity securities offered hereby and certain federal income tax matters will be passed upon for us by Baker & Daniels, Indianapolis, Indiana.

EXPERTS

        The audited financial statements and schedules incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

        This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by our use of the words "believes," "anticipates," "plans," "expects," "may," "will," "intends," "estimates" and similar expressions, whether in the negative or affirmative. We cannot guarantee that we actually will achieve the plans, intentions or expectations discussed in these forward-looking statements. Our actual results could differ materially. We have included important factors in the cautionary statements contained or incorporated in this prospectus, particularly under the heading "Risk Factors," that we believe would cause our actual results to differ materially from the forward-looking statements that we make. We do not intend to update information contained in any forward-looking statement we make.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

        The SEC allows us to "incorporate by reference" the information we file with them, which means:

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  incorporated documents are considered part of the prospectus;

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  we can disclose important information to you by referring you to those documents; and

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  information that we file with the SEC will automatically update and supersede this incorporated information.

        We incorporate by reference the following documents that we have filed with the SEC:

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  Annual Report on Form 10-K for the year ended December 31, 2000;

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  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;

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  Current reports on Form 8-K dated February 16, 2001, May 11, 2001, July 1, 2001 and August 10, 2001;

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  The definitive proxy statement for our 2001 annual meetings of stockholders; and

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  The description of the paired shares of common stock contained in the Registration Statement on Form 8-A/A filed on September 24, 1998, including any amendment or report filed for the purpose of updating such description.

        We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed or after the date of this initial registration statement and before the effectiveness of the registration statement:

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  reports filed under Sections 13(a) and (c) of the Exchange Act;

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  definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

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  any reports filed under Section 15(d) of the Exchange Act.

        You should rely only on information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

        You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operation may have changed since that date.

        To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Simon Property Group, 115 West Washington Street, Suite 15 East, Indianapolis, IN, Attention: Investor Relations (317/685-7330).

WHERE YOU CAN FIND MORE INFORMATION

        We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information on SPG, SRC and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

        No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement and the accompanying prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.

9,000,000 Shares

Simon Property Group, Inc.

SPG Realty Consultants, Inc.

Common Stock

Goldman, Sachs & Co.

Salomon Smith Barney

QuickLinks

WHO WE ARE
RECENT DEVELOPMENTS
USE OF PROCEEDS
IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
LEGAL MATTERS
ABOUT THIS PROSPECTUS
WHO WE ARE
USE OF PROCEEDS
RISK FACTORS
Federal Income Tax Risks
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
THE SECURITIES
Authorized Stock
Description of Common Stock
Description of Preferred Stock
Description of Depositary Shares
Description of Warrants
IMPORTANT PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW The Operating Partnership Agreement and the SRC Operating Partnership Agreement
Delaware Law and Certain SPG Charter, SRC Charter, SPG By-law and SRC By-law Provisions
RESTRICTIONS ON OWNERSHIP AND TRANSFER
IMPORTANT FEDERAL INCOME TAX CONSIDERATIONS
YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF BUYING, OWNING OR SELLING OUR SECURITIES
Taxation of SPG
Failure to Qualify
Tax Aspects of the Operating Partnership and the Joint Ventures
Taxation of Taxable U.S. Stockholders
Dispositions of Paired Shares
Taxation of Tax-Exempt U.S. Stockholders
Special Tax Considerations For Foreign Stockholders
Information Reporting Requirement And Backup Withholding Tax
Additional Federal Income Taxation Considerations Relating to "Paired REIT" Status
State And Local Tax Considerations
Possible Federal Tax Developments
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE
INCORPORATION OF INFORMATION WE FILE WITH THE SEC
WHERE YOU CAN FIND MORE INFORMATION